Exhibit 10.42

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

SHC KSL PARTNERS, L.P.

Among

SHC DEL GP, LLC,

SHC DEL LP, LLC,

DCORO HOLDINGS, LLC,

KSL DC NEWCO, LLC

and

HDC DC CORPORATION

Dated: As of January 9, 2006

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) is made and entered into as of January 9, 2006 (the “Effective Date”), by and among (i) SHC DEL GP, LLC, a Delaware limited liability company (hereinafter referred to as the “General Partner”), (ii) SHC DEL LP, LLC, a Delaware limited liability company (hereinafter referred to as “SHC LP”), (iii) DCORO HOLDINGS, LLC, a Delaware limited liability company (hereinafter referred to as “KKR LP”), (iv) KSL DC NEWCO, LLC, a Delaware limited liability company (collectively hereinafter referred to as “KSL LP”) (v) HDC DC CORPORATION, a Delaware corporation (hereinafter referred to as “DC Corp”). SHC LP, KKR LP, KSL LP and DC Corp are hereinafter referred to as the “Class A Limited Partners”. The General Partner and the Class A Limited Partners are hereinafter referred to as the “Class A Partners”. DC Corp, SHC LP, KSL LP are hereinafter referred to as the “Class B Limited Partners”. The Class A Partners and the Class B Limited Partners are hereinafter referred to as the “Partners”.

RECITALS

A. On December 9, 2003, CNL KSL PARTNERS GP, and CNL Hospitality Partners, L.P. formed CNL KSL Partners, LP (the “Company”) as a Delaware limited partnership by filing the Certificate and entered into an Agreement of Limited Partnership on the same date; such agreement was amended and restated in its entirety by that certain Limited Partnership Agreement of CNL KSL Partners, LP among the Partners, dated as of December 18, 2003 (the “Original Agreement”).

B. Pursuant to that certain Purchase and Sale Agreement, dated as of October 31, 2005, by and among Recreation (as defined herein), KSL LP and SHC del Coronado, L.L.C. (the “Purchase Agreement”), the parties to this Agreement shall own the Partnership Interests described herein.

C. The parties hereto desire to enter into this Agreement for the purpose of revising the Original Agreement to reflect the developments described in Recital B.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partners agree as follows:

ARTICLE 1.

FORMATION AND CONTINUATION

Section 1.1 Organization; Continuation. The Company was organized as a Delaware limited partnership pursuant to the Act on the date set forth in Recital A above.

Section 1.2 Agreement; Effect of Inconsistencies with Act. This Agreement amends and restates the Original Agreement in its entirety. This Agreement supersedes the Original Agreement, which shall be of no further force or effect. The Partners agree to the terms and conditions of this Agreement, as it may from time to time be amended, supplemented or restated according to its terms. The Partners intend that this Agreement shall be the sole source of the agreement among the parties with respect to the Property and the Company’s business and purpose. Except to the extent a provision of this Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Regulations or is expressly prohibited or ineffective under the Act, this Agreement shall govern, even when inconsistent with, or different from the provisions of the Act or any other law. To the extent any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make such provision effective under the Act. If the Act is subsequently amended or interpreted in such a way as to validate a provision of this Agreement that was formerly invalid, such provision shall be considered to be valid from the effective date of such interpretation or amendment. Each Partner shall be entitled to rely on the provisions of this Agreement, and no Partner shall be liable to the Company or to any other Partner for any action or refusal to act taken in good faith reliance on this Agreement. The Partners and the Company agree that the duties and obligations imposed on the Partners as such shall be those set forth in this Agreement, which is intended to govern the relationship among the Company and the Partners, notwithstanding any provision of the Act, fiduciary duties or common law to the contrary.

Section 1.3 Name. The name of the Company shall be “SHC KSL Partners, L.P.”, and such name shall be used at all times in connection with the conduct of the Company’s business. The General Partner may, from time to time, change the name of the Company upon notice to the other Partners.

Section 1.4 Effective Date. This Agreement shall become effective as of the Effective Date.

Section 1.5 Term. The Partnership shall continue until the Company is dissolved and its affairs wound up in accordance with this Agreement and the Act.

Section 1.6 Certificate of Limited Partnership. On December 9, 2003, the Certificate was filed with the Secretary of State pursuant to the Act. The General Partner shall take all other actions deemed by it to be necessary or appropriate from time to time to comply with all applicable requirements for the operation and, when appropriate, termination of the Company as a limited partnership under the Act.

Section 1.7 Registered Agent and Office. The Company’s registered agent for service of process and registered office in the State of Delaware shall be that Person and location reflected in the Certificate. The General Partner may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State. If the registered agent ceases to act as such for any reason or the registered office shall change, the General Partner shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be.

Section 1.8 Principal Place of Business. The Company’s principal place of business shall be located at the Hotel. The General Partner may change the location of the Company’s principal place of business to anywhere within the United States from time to time. The General Partner shall make those filings and take those other actions required by applicable law in connection with the change and shall give notice to all Partners of the new location of the Company’s principal place of business promptly after the change becomes effective.

Section 1.9 Foreign Qualifications. The Company shall qualify to do business as a foreign limited partnership in each jurisdiction in which the nature of its business requires such qualification. The General Partner may select any Person permitted by applicable law to act as registered agent for the Company in each jurisdiction in which it is qualified to do business, and may replace any such Person from time to time.

Section 1.10 Partner’s Qualifications. Each Partner shall maintain its respective existence and good standing under the laws of its state of incorporation or formation, and its qualification to do business in such jurisdictions where such qualifications are required.

ARTICLE 2.

DEFINITIONS

Section 2.1 General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article shall have the meanings assigned to them in this Article and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other genders; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP (as defined herein); (iii) references in this Agreement to “Articles,” “Sections,” “subsections,” “paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, subsections, paragraphs and other subdivisions of this Agreement; (iv) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions; (v) the words “hereto,” “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (vi) the word “including” means “including, but not limited to”; and (vii) all Schedules and Exhibits to this Agreement are incorporated herein by this reference thereto as if fully set forth herein, and all references herein to this Agreement shall be deemed to include all such incorporated Schedules and Exhibits.

Section 2.2 Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings (unless otherwise expressly provided herein):

2006 Loans: As defined in Section 6.4.

Act: The Delaware Revised Uniform Limited Partnership Act in its present form or as amended from time to time.

Actual Closing Costs: Actual costs incurred by the Company in connection with the exercise of the Put Rights and the Strategic Partners ROFO/Sale Right, including, without limitation, (i) any make-whole and/or prepayment penalties payable in connection with the refinancing of any indebtedness and the placing of new indebtedness in connection with satisfying the Put Rights and/or the Strategic Partners ROFO/Sale Right and (ii) all transfer, stamp and recording taxes imposed on the Transfer and all other closing costs.

Additional Capital Contributions: The additional Capital Contributions required to be made by the Partners pursuant to Section 4.3, including, as applicable, any Capital Contribution made by a Contributing Partner for a Non-Contributing Partner pursuant to Section 10.2.

Additional Contributions: As defined in Section 4.3(c).

Adjusted Basis: The basis for determining gain or loss for federal income tax purposes from the sale or other disposition of property, as defined in Section 1011 of the Code.

Adjusted Capital Account Balance: As defined in Section 5.7(a).

Adjusted EBITDA: Earnings of the Company, Subsidiaries, Subsidiary Affiliates and Tenant on a consolidated basis (except as duplicated) before interest, taxes, depreciation and amortization on the same consolidated basis. For the avoidance of doubt, Adjusted EBITDA shall be calculated after the payment of all management fees (including fees payable under the Hotel Management Agreement but not the Asset Management Agreement) but before capital expenditures, termination fess payable under the Hotel Management Agreement, if any, and FF&E reserves in accordance with the hypothetical calculation reflected in Exhibit D. Adjusted EBITDA includes Net Membership Cash Flow (as defined in the Hotel Management Agreement).

Affiliate: and all derivations thereof, shall mean (a) as to any Person which is not an individual, any other Person controlling, controlled by or under common control with such Person, including, without limitation, any partner, member, shareholder, officer or director of such Person, as the case may be, and (b) with respect to any Person who is an individual, such individual’s parents, spouse, direct lineal or adoptive descendants, siblings, nieces, nephews and/or first cousins and/or one or more trusts created solely for the benefit of such individual or any such family members. For the purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through ownership of voting securities or a partnership or membership interest, by contract or otherwise.

Agreement: This limited partnership agreement in its present form or as amended, supplemented or restated from time to time.

Annual Budget: The annual budget as approved in accordance with the terms of the Hotel Management Agreement.

Approved or Approved by the Class A Partners: Approved in writing (including e-mail) by the Class A Partners holding at least 60% of the Class A Percentage Interests, unless a lesser percentage is herein specified.

Asset Management Agreement: The asset management agreement, dated as of the Effective Date, between the Company and SHC DTRS, Inc.

Asset Manager: SHC DTRS, Inc., a Delaware corporation (and an Affiliate of the Strategic Partners), or any other Asset Manager Approved by the Class A Partners pursuant to this Agreement.

Assignee: A Person to whom a Partnership Interest is Transferred and who is not admitted as a Partner.

Bank Accounts: As defined in Section 7.5.

Business Day: Any day other than a Saturday, a Sunday, a day on which national banks in California or Illinois are not open for business or are authorized by law to close.

Capital Account: The capital account of a Partner maintained in accordance with Section 4.4.

Capital Call Notice: As defined in Section 4.3(b).

Capital Contribution: Any money or property from time to time contributed by a Partner to the Company, including the Initial Capital Contribution and Additional Capital Contributions.

Capital Transaction: A transaction in which the Company (i) borrows money, (ii) sells, exchanges or otherwise disposes of all or any part of its Property, including a sale or other disposition pursuant to a condemnation, or (iii) receives the proceeds of property damage insurance, or any other transaction that, in accordance with GAAP, is considered capital in nature.

Carrying Value: Carrying Value means, with respect to any asset, the Adjusted Basis of the asset, except as follows:

(i) the initial Carrying Value of an asset contributed by a Partner to the Company after the Effective Date shall be the gross fair market value of the asset, as agreed to by the Partners at the time the asset is contributed;

(ii) the Carrying Values of the Company’s assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Partners, as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Assignee or Partner in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Partner or an Assignee of more than a de minimis amount of property as consideration for all or part of a Partnership Interest or an Assignee’s Economic Interest; and (c) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); but adjustments pursuant to clauses (a) and (b) above shall be made only if the Partners reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Company;

(iii) the Carrying Value of an asset of the Company distributed to a Partner shall be adjusted to equal the gross fair market value of the asset on the date of distribution as reasonably determined by the Partners; and

(iv) the Carrying Values of the Company’s assets shall be increased (or decreased) to reflect any adjustments to the Adjusted Basis of those assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that those adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and Section 4.4; but the Carrying Values shall not be adjusted pursuant to this clause (iv) to the extent the Partners reasonably determine that an adjustment pursuant to clause (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv).

If the Carrying Value of an asset is determined or adjusted pursuant to clauses (i), (ii) or (iv), such Carrying Value shall thereafter be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Profit and Loss.

Certificate: The Certificate of Limited Partnership of the Company filed with the Secretary of State, as amended from time to time in accordance with the Act.

Class A Limited Partner or Class A Limited Partners: As defined in the Preamble.

Class A Partners: As defined in the Preamble.

Class A Partnership Interests: The Partnership Interests of the Class A Partners.

Class A Percentage Interests: The Percentage Interests of the Class A Partners.

Class B Limited Partners: As defined in the Preamble.

Class B Partnership Interests: The Partnership Interests of the Class B Limited Partners.

Class B Percentage Interests: The Percentage Interests of the Class B Limited Partners.

Code: The Internal Revenue Code of 1986, as in effect and hereafter amended.

Common Capital: A Class A Partner’s initial Common Capital is reflected in Section 4.1(b).

Common Capital Balance: A Class A Partner’s Common Capital Balance, as of any day, shall equal the excess of: (x) the dollar value of the Common Capital assigned to such Class A Partner under Section 4.1(b), over (y) the amount of cash distributed to such Class A Partner pursuant to Sections 5.1(b)(iii) and 5.1(c)(iii) hereof. Such Common Capital Balance shall be decreased based on the date of any actual distribution. In the event a Class A Partner transfers all or any portion of its Class A Partnership Interest in accordance with the terms of this Agreement, its transferee shall succeed to the Common Capital Balance to the extent it relates to the transferred Class A Partnership Interest.

Company: The limited partnership continued pursuant to this Agreement, and any successor limited partnership that continues the business of the Company, and is a reformation or reconstitution of the Company.

Contract: As defined in Section 8.8(c).

Contributing Partner: Any Class A Partner other than a Non-Contributing Partner.

Contribution Event: As defined in Section 10.1.

Corporate Transaction Transfer: With respect to any Partner, a direct or indirect Transfer of all or substantially all of such Partner’s Partnership Interest in connection with a sale, merger, acquisition or initial public offering involving all or substantially all of the assets and interests of such Partner and its Affiliates, and as a result of which the Partnership Interest of such Partner continues to be held by a Person who, directly or through Affiliates, owns substantially all of the business and assets that were (immediately prior to such transaction) held by the transferring Partner and its Affiliates.

DC Corp Shares: As defined in Section 8.5(b).

Deadlock Response Period: As defined in Section 4.3(c).

Defaulting Partner: A Partner or Partners with respect to which an Event of Default has occurred and is continuing.

Depreciation: For each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Carrying Value of an asset differs from its Adjusted Basis on the Effective Date or at the beginning of a subsequent Fiscal Year, Depreciation shall be determined in a manner permitted by the Regulations promulgated under Section 704(c). To the extent consistent with such Regulations, Depreciation shall be an amount which bears the same ratio to the beginning Carrying Value as the federal income tax depreciation, amortization or other cost recovery deduction for the Fiscal Year (or part thereof) bears to such beginning Adjusted Basis.

Disabling Conduct: As defined in Section 6.3(a).

Distribution or Distributions: A distribution of cash by the Company to a Partner or an Assignee on account of a Partnership Interest pursuant to Section 5.1 or Section 14.3.

Document: As defined in Section 6.6.

Drag Along Notice: As defined in Section 8.5(c).

Drag Along Partners: As defined in Section 8.5(c).

Drag Along Right: As defined in Section 8.5(b).

Due Date: As defined in Section 4.3(b).

Economic Interest: With respect to an Assignee, the Assignee’s rights to receive allocations of Profits and Losses and Distributions.

Effective Date: As defined in the Preamble.

Emergency Costs: Costs and expenses required to (a) correct a condition that if not corrected would endanger imminently the preservation or safety of the Property or the safety of tenants, guests or other persons lawfully on or using the Property, (b) avoid the imminent suspension of any necessary service in or to the Property, or (c) prevent any of the Partners from being subjected imminently to criminal or substantial civil penalties or damages.

Event of Default: As defined in Section 10.1.

FF&E: Furniture, fixtures and equipment.

Financing Proceeds: means the net proceeds from any financing, refinancing or borrowing by the Company or the net proceeds from any financing, refinancing or borrowing by its Subsidiaries that is received by the Company from its Subsidiaries, including in each instance the proceeds of a sale and leaseback on which no taxable gain is recognized for Federal income tax purposes, and any amount withdrawn from reserves, to the extent determined by the General Partner, in its commercially reasonable discretion, as properly allocable to a financing, refinancing or similar event, after deducting (i) any expenses incurred in connection therewith, and (ii) any amounts applied towards the payment of any indebtedness (including Partner loans), other obligation or expense of the Company or its Subsidiaries or the creation of any reserves commercially and reasonably deemed necessary by the General Partner or required by a Lender.

Fiscal Quarter: Each calendar quarter in each Fiscal Year.

Fiscal Year: The Fiscal Year means (i) the calendar year, or (ii) any portion of the period described in clause (ii) for which the Company is required to allocate Profits, Losses or other items of Company income, gain, loss or deduction pursuant to Article 5 of the Agreement.

Full KSL LP Put Price: As defined in Section 8.6(a).

GAAP: United States generally accepted accounting principles consistently applied from accounting period to accounting period and within each such accounting period.

General Partner: As defined in the Preamble.

Hotel: That certain 679-room luxury hotel located in Coronado, California, and known as the Hotel del Coronado, including all land, improvements, fixtures, and appurtenances (as described in detail on Exhibit A) owned by the Company (or one or more Subsidiary Affiliates).

Hotel Management Agreement: That certain management agreement, dated as of the Effective Date, by and between Tenant and Hotel Manager, providing for Hotel Manager’s management of the Property, as the same may be modified or amended from time to time, together with any replacement or renewal thereof, together with that certain Owner Agreement as attached thereto, if applicable.

Hotel Management Business. The management or operation of two or more hotels, resorts or other hospitality properties, whether through management contracts or leases.

Hotel Manager: KSL HdC Management Co., LLC, a Delaware limited liability company (and an Affiliate of KSL LP), or any other Hotel Manager Approved by the Class A Partners pursuant to this Agreement.

Hotel Manager Termination Event: The termination of the Hotel Management Agreement pursuant to Sections 3.7 or 8.3 of the Hotel Management Agreement.

Initial Capital Contributions: The Capital Contributions made by the Partners pursuant to Section 4.2.

KKR Interests: As defined in Section 8.7.

KKR LP 180-Day Period: As defined in Section 8.7.

KKR LP Put Notice: As defined in Section 8.7.

KKR LP Sale Notice: As defined in Section 8.7(b).

KKR Partners: As defined in Section 8.7.

KKR Partners Put Price: As defined in Section 8.7.

KKR Partners Put Right: As defined in Section 8.7.

KSL LP 180-Day Period: As defined in Section 8.6.

KSL LP Mini Put Right: a KSL LP Put Right with an aggregate value of no greater than $5,000,000.

KSL LP Put Notice: As defined in Section 8.6.

KSL LP Put Price: As defined in Section 8.6.

KSL LP Put Right: As defined in Section 8.6.

KSL LP Sale Notice: As defined in Section 8.6(b).

Lender: Any lender under a Loan.

Limited Partner or Limited Partners: The Class A Limited Partners and the Class B Limited Partners.

Liquidity Event: A transaction in which a Partner sells some or all of its Partnership Interest and/or DC Corp Shares, as applicable.

Loan or Loans: Any obligation for borrowed money, and any bonds, debentures, notes or other evidences of indebtedness that constitute an obligation and indebtedness of the Company or its Subsidiary Affiliates, including, without limitation, any line of credit or other credit facility for the Company’s (or its Subsidiary Affiliates’) working capital needs.

Loan Documents: Collectively, the security agreements, financing statements and all other related loan documents entered into in connection with a Loan.

Losses: As defined in Section 5.2.

Management Rights: The rights, if any, of a Partner to participate in the management of the Company, including the rights to receive information, to inspect and audit the books and records, and to vote on, consent to, or approve the action of the Company.

Maturity: With respect to any Loan, the maturity date of such Loan as set forth in the Loan Documents, including for this purpose the maturity date or accelerated maturity date, if applicable, that results by virtue of an acceleration of the maturity date of a Loan pursuant to the terms of the Loan Documents.

Minimum Gain on Nonrecourse Liability: As defined in Section 5.7(b).

Minimum Gain on Partner Nonrecourse Debt: As defined in Regulations Section 1.704-2(i).

Mortgage: Any mortgage, deed of trust, or similar security document securing a Loan.

Multiple Property Transfer Transaction: With respect to any Partner, a direct or indirect Transfer of all or substantially all of such Partner’s Partnership Interest in connection with a sale, merger, acquisition or initial public offering involving the Property and at least one additional property of such Partner or its Affiliates, and as a result of which the Partnership Interest of such Partner continues to be held by a Person who, directly or through Affiliates, owns the Property and the additional property(ies) that were (immediately prior to such transaction) held directly or indirectly by the transferring Partner and its Affiliates.

Necessary Expenditures: (a) all Emergency Costs, (b) all fees and reimbursements owed by the Company under the Asset Management Agreement and (c) all other expenditures whether or not of a recurring nature that are necessary for the Company to preserve, operate, maintain, improve or protect the Property or operate the business of the Company, including payment of any amounts due under the Hotel Management Agreement, funding of a KSL LP Mini Put Right, insurance payments, real estate tax payments, interest payments on any Loans, utility costs, repair and maintenance costs, costs of compliance with federal, state and local laws, codes, rules or regulations, and any other operating expenses or capital expenses set forth in the Annual Budget or otherwise Approved by the Class A Partners and including payment of the principal balance of a Loan upon its Maturity, but excluding payment of the principal balance of a Loan prior to its Maturity, unless such payment is required pursuant to the terms of the Loan Documents or has otherwise been Approved by the Class A Partners.

Net Cash Flow: For any specified period, an amount equal to the sum of (i) all cash revenues received by the Company (directly or through distributions from its Subsidiaries) during such period from any source (other than Financing Proceeds, Sales Proceeds or Capital Contributions), including Net Membership Cash Flow (as defined in the Hotel Management Agreement)and (ii) amounts set aside as reserves during earlier periods where, and to the extent, such reserves are determined by the General Partner to be no longer reasonably necessary in the efficient conduct of the Company’s business (including its business conducted through its Subsidiaries) or otherwise required by the Hotel Management Agreement reduced by the sum of (w) cash expenditures by the Company or its Subsidiaries during such period for real estate taxes, management fees and other costs and expenses in connection with the normal conduct of the Company’s business, (x) all payments by the Company or its Subsidiaries during such period for all costs and expenses (including legal fees) of obtaining a Loan and of principal of and interest on all Loans and other obligations of the Company for borrowed money to the extent approved pursuant to the terms of this Agreement, (y) all cash expenditures by the Company or its Subsidiaries during such period for capital improvements and/or replacements in excess of amounts available therefor in the Property’s FF&E reserve, and (z) such reserves as commercially reasonably established by the General Partner, but only to the extent the payments and expenditures described in clauses (w), (x) and (y) are not made from funds received as Capital Contributions or Financing Proceeds or from cash reserves of the Company which were established during any earlier period.

Nominal Capital Contributions: As set forth on Exhibit E.

Non-Contributing Partner: A Partner or Partners with respect to which a Contribution Event has occurred and is continuing.

Nondefaulting Partner: Any Partner other than a Defaulting Partner.

Nonrecourse Deductions: As defined in Regulations Section 1.704-2(b)(1).

North Beach Development Project: That certain limited term occupancy condominium project and related improvements currently under construction on a portion of the Property and the related public improvements.

Offered Interest: As defined in Section 8.3(a).

Offeree: As defined in Section 8.3(a).

Offering Notice: As defined in Section 8.3(a).

Offeror: As defined in Section 8.3(a).

One-Third Transfer: As defined in Section 8.1(a).

Original Agreement: As defined in the Recitals.

Parallel Entity: The Company and a Person formed on behalf of the Company by the General Partner, in its commercially reasonable judgment, to undertake business opportunities with respect to Property in which all the Partners (or their Affiliates) shall be equity owners in the same proportion as in the Company and with the same rights and obligations. The Partners acknowledge that HdC North Beach Development, LLLP is a Parallel Entity.

Partners: The Class A Partners and the Class B Limited Partners.

Partnership Interest: With respect to a Partner, the Partner’s entire ownership interest in the Company and its Subsidiary Affiliates, including all of the Partner’s rights and obligations hereunder including, without limitation, its Economic Interest, Management Rights, voting rights and the obligation to comply with the terms and provisions of this Agreement.

Percentage Interest: The percentage interest from time to time of each Partner in the Company, as set forth in Section 4.1, as such percentage interest is adjusted from time pursuant to any provision of this Agreement that provides for such adjustment.

Permitted Transferee: An Affiliate of a Partner.

Person: An individual, corporation, trust, association, unincorporated association, estate, partnership, joint venture, limited partnership, limited liability company or other legal entity, including a governmental entity.

Preferred Capital: A Class B Limited Partner’s initial Preferred Capital is reflected in Section 4.1(c).

Preferred Capital Balance: A Class B Limited Partner’s Preferred Capital Balance, as of any day, shall equal the excess of: (x) the dollar value of the Preferred Capital assigned to such Class B Limited Partner under Section 4.1(c), over (y) the amount of cash distributed to such Class B Limited Partner pursuant to Sections 5.1(b)(ii), and 5.1(c)(ii) hereof. Such Preferred Capital Balance shall be decreased based on the date of any actual distribution. In the event a Class B Limited Partner transfers all or any portion of its Class B Partnership Interest in accordance with the terms of this Agreement, its transferee shall succeed to the Preferred Capital Balance to the extent it relates to the transferred Class B Partnership Interest.

Preferred Return: means twelve and one-half percent (12.5%) per annum of the average daily balance of each Class B Partner’s Preferred Capital Balance from the Effective Date and thereafter. The Preferred Return shall be determined on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days in the period for which the Preferred Return is being determined, on a cumulative basis. The Partners agree that the Preferred Return is a market rate as of the Effective Time; provided, however, any Partner can require the Company to retain an independent reputable appraisal firm to determine the market rate for the Preferred Return as of the Effective Date.

Profit: As defined in Section 5.2.

Prohibited Result: As defined in Section 15.19.

Property: shall mean all tangible and intangible property, real, personal, or mixed owned by the Company or in which the Company has a beneficial interest, including the Hotel.

Purchase Agreement: As defined in Recital B.

Put Black-Out Period: As defined in Section 8.9.

Put Price Formula: 10.25 multiplied by the Company’s Adjusted EBITDA with respect to the twelve (12) month-period prior to the date of determination, less (x) the outstanding amount of indebtedness for borrowed money of the Company (excluding the undrawn face amount of letters of credit) plus (y) cash and cash equivalents (as reduced by reasonable reserves, as determined in the reasonable discretion of the General Partner, for Necessary Expenditures and unpaid debt service and taxes for any prior years), which in the case of each of clauses (x) and (y) shall be calculated as of the date of delivery of the KSL LP Put Notice or the KKR LP Put Notice, as applicable, less (z) Actual Closing Costs incurred in connection with closing of the applicable Put Right.

Put Rights: Collectively or individually, as the context indicates, the KSL LP Put Right and the KKR Partners Put Right.

Rating Agency: As defined in the Loan Agreement.

Rating Agency Condition: with respect to any action, that each Rating Agency shall have been given ten days’ prior notice thereof and that each of the Rating Agencies shall have notified the Company in writing that such action will not result in a reduction, withdrawal or qualification of the then current rating by such Rating Agency of the Loan or any pool of loans of which the Loan forms a part. If no Rating Agency has rated securities backed in whole or in part by the Loan, the “Rating Agency Condition” shall mean, with respect to any action, that the Lender shall have notified the Company in writing that it consents to such action.

Recreation: HdC Recreation Holdings I, LLC.

Regulations: The permanent and temporary regulations, and all amendments, modifications and supplements thereof, from time to time promulgated by the Secretary of the Treasury under the Code.

ROFR: As defined in Section 8.8(c).

ROFR Notice: As defined in Section 8.8(c).

Sale: As defined in Section 8.5(b).

Sales Proceeds: Any net proceeds received by the Company (directly or through distributions from its Subsidiaries) from (i) the exchange, condemnation, eminent domain taking, casualty, sale or other disposition of all or substantially all of the Property, or (ii) the liquidation of the Property in connection with a dissolution of the Company, and any amount withdrawn from reserves, to the extent determined by the General Partner, in its commercially reasonable discretion, as properly allocable to amounts described in (i) or (ii) above, after deducting (A) any expenses incurred in connection therewith, and (B) any amounts applied towards the payment of any indebtedness (including Partner loans), other obligation or expense of the Company or the creation of any reserves reasonably deemed necessary by the General Partner.

Secretary of State: The Secretary of State of the State of Delaware.

South Beach Development: As defined in Section 6.4.

Specially Designated National or Blocked Person: (i) Persons designated by the U.S. Department of Treasury’s Office of Foreign Assets Control, or other governmental entity, from time to time as a “specially designated national or blocked person” or similar status, (ii) a Person described in Section 1 of U.S. Executive Order 13224 issued on September 23, 2001, or (iii) a Person otherwise identified by government or legal authority as a Person with whom the Partners are prohibited from transacting business.

Strategic 180-Day Period: As defined in Section 8.8.

Strategic Interests: As defined in Section 8.8.

Strategic Partners: Collectively, SHC del GP, LLC and SHC del LP, LLC.

Strategic Partners ROFO/Sale Right: As defined in Section 8.8.

Strategic REIT: means Strategic Hotel Capital, Inc.

Strategic ROFO/Sale Notice: As defined in Section 8.8.

Strategic ROFO/Sale Price: As defined in Section 8.8.

Strategic ROFO/Sale Price Formula: An amount equal to the price set forth in the Strategic ROFO/Sale Notice (with respect to Section 8.8(a)) or Contract (with respect to Section 8.8(c)), as applicable less (x) the outstanding amount of indebtedness for borrowed money of the Company (excluding the undrawn face amount of letters of credit) plus (y) cash and cash equivalents (as reduced by reasonable reserves, as determined in the reasonable discretion of the General Partner, for Necessary Expenditures and unpaid debt service and taxes for any prior years) which in the case of each of clauses (x) and (y) shall be calculated as of the date of delivery of the Strategic ROFO/Sale Notice or the ROFO Notice, as applicable, less (z) Actual Closing Costs incurred in connection with closing of the Strategic Partners ROFO/Sale Right.

Subsidiaries, or each a Subsidiary: SHC Hotel Del Junior Mezz Partners, LP, a Delaware limited partnership, SHC Hotel Del Intermediate Mezz Partners, LP, a Delaware limited partnership, SHC Hotel Del Senior Mezz Partners, LP, a Delaware limited partnership, SHC Hotel Del Partners, LP, a Delaware limited partnership, and such other Persons formed by the General Partner as Subsidiaries or Subsidiary Affiliates of the Company in connection with the business of the Company.

Subsidiary Affiliates: As defined in Section 15.1.

Tag Along Partner: As defined in Section 8.5(a).

Tenant: Hotel Del Coronado, LP, a Delaware limited partnership.

Transfer and Transferred: A sale, assignment, transfer or other disposition (voluntarily or by operation of law) of, or the granting or creating of a lien, encumbrance or security interest in, a Partnership Interest.

Unfulfilled Additional Contributions: As defined in Section 4.3(c).

ARTICLE 3.

BUSINESS, PURPOSES AND POWERS

Section 3.1 Business and Purpose. (a) The sole business and purpose of the Company shall be:

(i) to acquire, own, hold, develop, construct, lease, operate, manage, maintain, mortgage, improve, repair, encumber, finance, refinance, sell, redevelop, rehabilitate, improve and otherwise deal with and dispose of, directly or indirectly, through Subsidiaries and Subsidiary Affiliates, the Property; and

(ii) to conduct all activities reasonably necessary or desirable to accomplish the foregoing purposes and to do anything necessary or incidental to any of the foregoing, which in each case, is not a breach of this Agreement;

(b) The Company may not engage in any other business or activity without the approval of all of the Class A Partners.

Section 3.2 Powers. Except as otherwise provided in this Section 3.2, the Company shall have all powers of a limited partnership under the Act and the power to do all things necessary or convenient to operate its business and accomplish its purposes as described in Section 3.1, including the following:

(a) to hold, operate, manage and exercise rights with respect to all Property;

(b) to sell, transfer, assign, convey, lease, encumber or otherwise dispose of or deal with all or any part of the Property and any and all rights or interests therein;

(c) to incur expenses and to enter into and carry out contracts, agreements and guaranties necessary to accomplish the business and purposes of the Company;

(d) to raise and provide such funds as may be necessary to further the business and purposes of the Company and to borrow money, incur liabilities and issue promissory notes and other evidences of indebtedness, and to secure the same by security interest or other lien on all or any part of the Property;

(e) to employ or retain, on behalf of the Company, such Persons as, the General Partner deems advisable in the operation and management of the business of the Company, including such accountants, attorneys and consultants as the General Partner deems appropriate, on such commercially reasonable terms and at such commercially reasonable compensation as the General Partner shall determine;

(f) to collect, receive and deposit all sums due or to become due to the Company;

(g) to hire and appoint agents and employees of the Company, to define their duties and to establish their compensation;

(h) to pay any and all taxes, charges and assessments that may be levied, assessed or imposed upon any Property;

(i) to demand, sue for, collect, recover and receive all goods, claims, debts, moneys, interest and demands whatsoever now due or that may hereafter become due or belong to the Company, including the right to institute any action, suit, or other legal proceedings for the recovery of any property, or any part or parts thereof, to the possession of which the Company may be entitled, and to make, execute and deliver receipts, releases and other discharges therefore under seal or otherwise;

(j) to make, execute, endorse, accept, collect and deliver any and all bills of exchange, checks, drafts and notes of the Company;

(k) to defend, settle, adjust, compound, submit to arbitration and compromise all actions, suits, accounts, reckonings, claims and demands whatsoever that now are or hereafter shall be pending between the Company and any Person (other than disputes between or among Partners), at law or in equity;

(1) to form, organize, and operate the Subsidiaries and the Subsidiary Affiliates, in accordance with their respective organizational documents and resolutions as in effect on the Effective Date or, if later, their respective dates of formation or organization;

(m) to secure and maintain insurance against liability and property damage with respect to the activities of the Company; and

(n) to do and perform all acts and things necessary, appropriate, proper, advisable, incidental to, or convenient for, the furtherance and accomplishment of the business and purposes of the Company set forth in Section 3.1.

Section 3.3 Limitations on Scope of Business. Except for the authority expressly granted to the General Partner in this Agreement, no Partner, attorney-in-fact, employee or other agent of the Company shall have any authority to bind or act for the Company or any other Partner in the carrying on of their respective businesses or activities.

ARTICLE 4.

PARTNERS, CAPITAL CONTRIBUTIONS AND FINANCING

Section 4.1 Identity of Partners and Percentage Interests.

(a) Partners. The Partners of the Company shall be the Class A Partners and the Class B Limited Partners.

(b) Class A Percentage Interests. The Class A Percentage Interests for the Class A Partners are as follows:

Partner	Class A Percentage Interest	Common Capital[1]
General Partner	0.5000%	—
SHC LP	44.0686%	$32,834,000
KKR LP	40.1865%	$29,606,000
KSL LP	14.2449%	$10,494,000
DC Corp	1.0000%	$737,000

[1]	Estimates—TBD at closing.

(c) Class B Percentage Interests. The initial Class B Percentage Interests and Preferred Capital of the respective Class B Limited Partners are as follows:

Partner	Class B Percentage Interest[2]	Preferred Capital[3]
DC Corp	71.6744%	$67,163,000
SHC LP	14.0807%	$13,194,000
KSL LP	14.2449%	$13,348,000

Section 4.2 Capital Accounts. Upon the execution and delivery of this Agreement each Partner will have the Capital Account set forth on Exhibit B.

Section 4.3 Additional Capital Contributions. The Class A Partners shall be required to make Additional Capital Contributions to the Company, for the purposes and in accordance with the procedures set forth below in this Section 4.3:

(a) Necessary Expenditures and Other Costs. If at any time and from time to time after the Effective Date, the General Partner determines that the amount of the Company’s Necessary Expenditures exceeds the amount of funds then available to the Company from prior Capital Contributions, Property revenues, Loans and any reserves previously established by the Company, the Class A Partners shall make Additional Capital Contributions to fund such Necessary Expenditures. All such Additional Capital Contributions shall be made by the Class A Partners in cash or current funds, pro rata, in proportion to their respective Percentage Interests.

[2]	Estimates—TBD at closing.

[3]	Estimates—TBD at closing.

(b) Procedure For Additional Capital Contributions Not Due to Deadlock. (i) If, as and when Additional Capital Contributions are (i) required as determined pursuant to Section 4.3(a) or (ii) Approved by the Class A Partners pursuant to Section 6.4 hereof, the General Partner shall deliver to each Class A Partner a written notice requesting such Additional Capital Contributions (a “Capital Call Notice”). Any Capital Call Notice shall specify the date (the “Due Date”) on or before which such funds are required by the Company, which shall be at least twenty-five (25) days after delivery of the Capital Call Notice except for Additional Capital Contributions for Emergency Costs, which shall be payable within ten (10) days after delivery of the Capital Call Notice. The Capital Call Notice shall specify the use of the proceeds of the contributions to be made. Each Class A Partner shall, on or before the Due Date, pay to the Company in cash or current funds such Class A Partner’s proportionate share of the amount specified in the Capital Call Notice in accordance with its Percentage Interest. For purposes of Section 10.1(a), it shall be a Contribution Event as to a Class A Partner if the Class A Partner does not make the payment required by any Capital Call Notice by the applicable Due Date.

(c) Procedure For Additional Contributions In the Event of a Deadlock. In the event the General Partner is not able to obtain the Approval of the Class A Partners for an Additional Capital Contribution and the General Partner determines that the failure to obtain Additional Capital Contributions would have a material and adverse effect on the Company, the General Partner may give written notice (a “Subscription Notice”) thereof to the Class A Partners to such effect, setting forth in the Subscription Notice the amount or amounts which it believes to be required by the Company (the “Additional Contributions”), and the terms and conditions on which it proposes to obtain the Additional Contributions. The terms and conditions of such Subscription Notice may include preferential rights on distributions and liquidation and class voting. The Subscription Notice shall include a term sheet detailing the terms of the Additional Contributions (the “Term Sheet”). The Class A Partners shall have the right, for a period of thirty (30) days after the date of the Subscription Notice (the “Deadlock Response Period”), to subscribe for their pro rata share (in accordance with their respective Class A Percentage Interests) of the Additional Contributions. During the Deadlock Response Period, the Class A Partners may commit to subscribe for some or all of any Additional Contributions not taken up within the Deadlock Response Period (the “Unfulfilled Additional Contributions”). Any Unfulfilled Additional Contributions shall be either (i) sold to the Class A Partners pursuant to their commitments to purchase such Unfulfilled Additional Contributions or (ii) re-offered to the other Class A Partners who have subscribed to make Additional Contributions as nearly as practicable in accordance with their Percentage Interests. If the Class A Partners do not subscribe for all the requested Additional Contributions, the General Partner may offer to third parties all or some of the Additional Contributions in accordance with the terms and conditions offered to the Partners. If, as a condition to subscribing for such Additional Contributions, a third party conditions its purchase on the acquisition of a minimum amount of Additional Contributions, the General Partner may, in its sole discretion, reduce on a pro rata basis the amounts which the subscribing Class A Partners may acquire. If the General Partner is unable to obtain subscriptions for all of the amount of Additional Contributions (whether from existing Class A Partners or other persons) within ninety (90) days, the General Partner may issue a revised Subscription Notice in accordance with this Section 4.3(c). Once Additional Contributions are fully subscribed, the General Partner shall prepare an amendment to this Agreement reflecting any terms or any provisions included in the Term Sheet which require such an amendment, if any, and such amendment shall be deemed in full force and effect and the rights of all Partners shall be modified in accordance therewith.

(d) Class A Partners’ Obligations Several And Not Joint. The obligations of the Class A Partners to make Additional Capital Contributions pursuant to this Section 4.3 are several and not joint. If no Class A Partner makes an Additional Capital Contribution as required pursuant to clauses (a) and (b) of this Section 4.3, the General Partner shall attempt to raise such Additional Capital Contributions pursuant to Section 4.3(c).

Section 4.4 Capital Accounts. (a) The Company shall establish and maintain a Capital Account for each Partner in accordance with the provisions of Section 704(b) of the Code and the Regulations thereunder.

(b) Each Partner’s Capital Account shall be maintained in accordance with the following provisions:

(i) Each Partner’s Capital Account shall be credited (increased) with the amounts of such Partner’s Capital Contributions (taking into account the amount of cash contributed to the Company by such Partner and the Carrying Value of any property contributed to the Company by such Partner (net of any liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code)), such Partner’s distributive share of Profits and any items in the nature of income or gain which are specially allocated to the Partner pursuant to Article 5, and the amount of recourse liabilities of the Company assumed by such Partner as described in Section 1.704-1(b)(2)(iv)(c) of the Regulations or which are secured by any property distributed by the Company to such Partner;

(ii) Each Partner’s Capital Account shall be debited (decreased) with the amounts of cash and the Carrying Value of any property distributed by the Company to such Partner pursuant to any provision of this Agreement (net of any liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), such Partner’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated to the Partner pursuant to Article 5, and the amount of any liabilities of the Partner assumed by the Company as described in Section 1.704-1(b)(2)(iv)(c) of the Regulations;

(iii) If all or a portion of a Partner’s Partnership Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Partnership Interest; and

(iv) In determining the amount of any liability for purposes of this Section 4.4(b), Section 752(c) of the Code and any other applicable provisions of the Code and Regulations shall be taken into account.

This Section 4.4(b) and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. If the General Partner, with the advice of the Company’s independent certified public accountants or legal counsel, reasonably determines that it is prudent to modify the manner in which the Capital Accounts, or any charges or credits thereto (including charges or credits relating to liabilities which are secured by contributions or distributed property or which are assumed by the Company or by Partners), are computed in order to comply with such Regulations, the General Partner may make such modification, but only if it is not likely to have a material effect on the amounts to be distributed to any Partner pursuant to Section 5.1 or pursuant to Section 14.3 upon the dissolution of the Company. The General Partner, with the Approval of the Class A Limited Partners, also shall make any adjustments that may be necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(g).

Section 4.5 Return of Capital Contributions. No Partner or Assignee shall be entitled to demand the return of the Partner’s or Assignee’s Capital Account or Capital Contribution at any particular time, except upon dissolution of the Company. No Partner or Assignee shall be entitled at any time to demand or receive property other than cash. Unless otherwise provided by law, no Partner or Assignee shall be personally liable for the return or repayment of all or any part of any other Partner’s or Assignee’s Capital Account or Capital Contribution, it being expressly agreed that any such return of capital pursuant to this Agreement shall be made solely from the assets (which shall not include any right of contribution from a Partner or Assignee) of the Company.

Section 4.6 No Third Party Beneficiary Rights. The provisions of this Article 4 are not intended to be for the benefit of any creditor or any other Person (other than a Partner in its, his or her capacity as such) to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Company or any of the Partners; and no such creditor or other Person shall obtain any right under any of such provisions or shall by reason of any of such provisions make any claim in respect of any debt, liability or obligation (or otherwise) against the Company nor any of the Partners.

Nothing in this Section 4.6 shall impair or affect any security or pledge agreement granted by the Company to the holder of a Loan.

Section 4.7 Certain Capital Contributions. The Partners intend (i) that the General Partner or SHC LP make 100% of the Capital Contributions required by the Company to fund the Company’s indirect investment, through the Subsidiaries, in SHC Hotel Del Tenant Corp., that any future equity capital required by SHC Hotel Del Tenant Corp. be funded, through the Subsidiaries, directly or indirectly solely by the General Partner or SHC LP (including by use of amounts otherwise allocable to them), and that notwithstanding the acquisition of such investment for the General Partner’s or SHC LP’s account, the allocable portion of the Company’s direct and indirect interests in the Subsidiaries and the Tenant shall become and remain property of the Company and the respective Subsidiaries and be deemed part of the capital contributed by the General Partner; and (ii) that the Class A Limited Partners other than SHC LP, pro rata in accordance with their Class A Percentage Interests, make 100% of the Capital Contributions required by the Company to fund the Company’s indirect investment, through the Subsidiaries, in its interest in the Tenant, that any future equity capital required by the Tenant, to the extent required to be funded directly by SHC Hotel Del Tenant Corp. be funded, through the Subsidiaries, directly or indirectly solely by the Class A Limited Partners other than SHC LP, pro rata in accordance with their Class A Percentage Interests (including by use of amounts otherwise allocable to them), and that notwithstanding the acquisition of such investment for the Class A Limited Partners’ other than SHC LP’s accounts, the allocable portion of the Company’s direct and indirect interests in the Subsidiaries and the Tenant shall become and remain property of the Company and the respective Subsidiaries and be deemed part of the capital contributed by the Class A Limited Partners other than SHC LP, consistent, in all respects, and for all purposes, with Rev. Rul. 55-39, 1955-1 CB 403.

ARTICLE 5.

ALLOCATIONS AND DISTRIBUTIONS

Section 5.1 Distributions. Subject to Section 5.1(d), Net Cash Flow, Financing Proceeds, and Sales Proceeds shall be distributed as follows:

(a) Net Cash Flow. The General Partner shall distribute Net Cash Flow among the Partners, quarterly within forty-five (45) days after the end of each Fiscal Quarter in the following order of priority:

(i) First, to the Class B Limited Partners, in proportion to their respective Class B Percentage Interests, until each Class B Limited Partner has been distributed under this Section 5.1(a)(i) and Sections 5.1(b)(i) and 5.1(c)(i) an amount equal to its aggregate Preferred Return; and

(ii) The balance, to the Class A Partners, in proportion to their respective Class A Percentage Interests.

(b) Financing Proceeds. Financing Proceeds shall be applied and distributed in the following order of priority:

(i) First, to the Class B Limited Partners, in proportion to their respective Class B Percentage Interests, until each Class B Limited Partner has been distributed under this Section 5.1(b)(i) and Sections 5.1(a)(i) and 5.1(c)(i), an amount equal to its aggregate Preferred Return;

(ii) Second, to the Class B Limited Partners, in proportion to their respective Class B Percentage Interests, until each Class B Limited Partner’s Preferred Capital Balance is reduced to zero;

(iii) Third, to the Class A Partners, in proportion to their respective Common Capital balances, until each Class A Partner’s Common Capital Balance is reduced to zero; and

(iv) The balance, to the Class A Partners, in proportion to their respective Class A Percentage Interests.

(c) Sales Proceeds. Sales Proceeds shall be applied and distributed in the following order of priority:

(i) First, to the Class B Limited Partners, in proportion to their respective Class B Percentage Interests, until each Class B Limited Partner has been distributed under this Section 5.1(c)(i) and Sections 5.1(a)(i) and 5.1(b)(i), an amount equal to its aggregate Preferred Return;

(ii) Second, to the Class B Limited Partners, in proportion to their respective Class B Percentage Interests, until each Class B Limited Partner’s Preferred Capital Balance is reduced to zero;

(iii) Third, to the Class A Partners, in proportion to their respective Common Capital Balances, until each Class A Partner’s Common Capital Balance is reduced to zero; and

(iv) The balance, to the Class A Partners, in proportion to their respective Class A Percentage Interests.

(d) Liquidating Distributions. Subject to Section 14.3, notwithstanding any provision of this Section 5.1 to the contrary, in the event the Company (or a Partner’s

Partnership Interest therein) is “liquidated” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), then a distribution of all cash and property, regardless of source, shall be made pursuant to this Section 5.1(d) to the Partners (or such Partner, as appropriate), in accordance with their positive Capital Account balances, after all contributions, distributions and allocations have been made for all periods pursuant to this Agreement, in compliance with Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(2); provided, that, notwithstanding anything to the contrary, immediately prior to the liquidation of the Company, the stock of SHC Del Tenant Corp. shall be distributed entirely to the General Partner or SHC LP, the Company’s indirect interest in the Tenant held directly by SHC Hotel Del Partners, L.P. shall be distributed solely to the Class A Limited Partners other than SHC LP, and, to the extent any such distribution results in or increases a negative Capital Account balance to any such Partner, after taking into account the allocation provisions of Sections 5.2, 5.3 and 5.4, consistent with liquidating in accordance with positive Capital Account balances, any such Partner shall immediately contribute capital to the Company equal to the lesser of (a) the deficit caused or increased by such distribution or (b) the aggregate positive Capital Account balance of the other Partners’ (if any) which would remain after making the distributions required by this Section 5.1(d).

(e) Distributions from Hotel Del Coronado, LP. Notwithstanding any provision of this Section 5.1 to the contrary, any cash or other property distributions made to SHC Hotel Del Tenant Corp. from Hotel Del Coronado, LP in a Fiscal Year shall be deemed included as part of the aggregate cash received by the Company with respect to such Fiscal Year, and shall retain the same character as in the hands of Hotel Del Coronado, L.P. (i.e., Net Cash Flow, Sales Proceeds, or Financing Proceeds) and, for purposes of calculating the amounts distributed under this Section 5.1 with respect to such Fiscal Year, such amounts shall be deemed distributed directly to the General Partner or SHC LP (provided however, such deemed distributions shall not be taken into account for purposes of adjustments to the General Partner’s Capital Account pursuant to the provisions of Section 4.4(b)(ii) or the allocations required by Section 5.4(k)), and any subsequent dividends paid out of SHC Hotel Del Tenant Corp. shall be solely payable to the General Partner or SHC LP, and any cash or other property distributions made directly to SHC Hotel Del Partners, L.P. from Hotel Del Coronado, LP in a Fiscal Year shall be deemed included as part of the aggregate cash received by the Company with respect to such Fiscal Year, and shall retain the same character as in the hands of Hotel Del Coronado, L.P. (i.e., Net Cash Flow, Sales Proceeds, or Financing Proceeds) and, for purposes of calculating the amounts distributed under this Section 5.1 with respect to such Fiscal Year, such amounts shall be deemed distributed directly to the Class A Limited Partners other than SHC LP (provided, however, such deemed distributions shall not be taken into account for purposes of adjustments to the Class A Limited Partners’ Capital Accounts pursuant to the provisions of Section 4.4(b)(ii)), and any subsequent distributions made by SHC Hotel Del Partners, L.P. and properly allocable to such amounts shall be solely payable to the Class A Limited Partners other than SHC LP.

Section 5.2 Determination of Profits and Losses. For purposes of this Agreement, the profit (“Profit”) or loss (“Loss”) of the Company for each Fiscal Year shall be the net income or net loss of the Company, as the case may be, for such Fiscal Year as determined for Federal income tax purposes, but computed with the following adjustments:

(a) without regard to any adjustment to basis pursuant to Section 743 of the Code (except as provided in Section 5.2(g));

(b) by excluding gain or losses with respect to Sales Proceeds;

(c) by taking into account items of deduction attributable to any Property of the Company based upon the Carrying Value of the Property;

(d) by including as an item of gross income any tax-exempt income received by the Company;

(e) by treating as a deductible expense any expenditure of the Company described in Section 705(a)(2)(B) of the Code;

(f) in the event the Carrying Value of a Property is adjusted pursuant to clauses (ii) or (iii) of the definition thereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such Property, shall be treated as net gain or net loss referred to in paragraph (b) of this Section 5.2(f) and shall be excluded from the computation of Profit and Loss; and

(g) to the extent an adjustment to the Adjusted Basis of any asset of the Company pursuant to Sections 734(b) or 743(b) of the Code is required by Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Partner’s Partnership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Adjusted Basis of the asset) or loss (if the adjustment decreases the Adjusted Basis of the asset) from the disposition of the asset shall be treated as net gain or net loss referred to in paragraph (b) of this Section 5.2(g) and shall be excluded from the computation of Profits and Losses.

(h) Notwithstanding any other provisions of this definition, any items which are specially allocated pursuant to Section 5.4 hereof shall not be taken into account in computing Profits or Losses.

Section 5.3 General Allocation Rules.

(a) Profits. Except as otherwise provided in Section 5.4 and subject to Section 5.3(c), Profits for any Fiscal Year shall be allocated among the Partners as follows:

(i) First, to the Class B Limited Partners, in the same ratio and in reverse order of the allocations made to the Class B Limited Partners under Section 5.3(b)(iii) and 5.3(d)(iii) for each Fiscal Year to the extent of the excess of (a) the allocations to each Class B Limited Partner of Losses pursuant to Section 5.3(b)(iii) and losses in respect of Sales Proceeds pursuant to Section 5.3(d)(iii) for all current and all prior Fiscal Years, over (b) allocations to each Class B Limited Partner of Profits pursuant to this Section 5.3(a)(i) and gains in respect of Sales Proceeds pursuant to Section 5.3(c)(i) for the current and all prior Fiscal Years;

(ii) Second, to the Class A Partners, in the same ratio and in reverse order of the allocations made to the Class A Partners under Section 5.3(b)(ii) and Section 5.3(d)(ii) for each Fiscal Year to the extent of the excess of (a) the allocations to each Class A Partner of Losses pursuant to Section 5.3(b)(ii) and losses in respect of Sales Proceeds pursuant to Section 5.3(d)(ii) for the current and all prior Fiscal Years, over (b) allocations to each Class A Partner of Profits pursuant to this Section 5.3(a)(ii) and gains in respect of Sales Proceeds pursuant to Section 5.3(c)(ii) for the current and all prior Fiscal Years;

(iii) Third, to the Class B Limited Partners, in proportion to their respective Class B Percentage Interests, in an amount equal to the excess (if any) of: (x) the Preferred Return; over (y) any amounts previously allocated under Sections 5.3(a)(iii) and 5.3(c)(iii); and

(iv) Thereafter, to the Class A Partners, in proportion to their Class A Percentage Interests.

(b) Losses. Except as otherwise provided in Section 5.4, Losses for any Fiscal Year shall be allocated among the Class A Partners as follows:

(i) First, to the Class A Partners, in the same ratio and in reverse order of the allocations made to the Class A Partners under Section 5.3(a)(iv) and Section 5.3(c)(iv) for each Fiscal Year to the extent of the excess of (a) the allocations to each Class A Partner of Profits pursuant to Section 5.3(a)(iv) and gains in respect of Sales Proceeds pursuant to Section 5.3(c)(iv) for the current and all prior Fiscal Years, over (b) allocations to such Class A Partner of Losses pursuant to this Section 5.3(b)(i) and losses in respect of Sales Proceeds pursuant to Section 5.3(d)(i) for the current and all prior Fiscal Years;

(ii) Second, to the Class A Partners, in proportion to and to the extent of the aggregate of each Class A Partner’s respective Common Capital and any Additional Capital Contributions of such Partner after the Effective Date;

(iii) Third, to the Class B Limited Partners in proportion to and to the extent of the amounts necessary to reduce each Class B Limited Partner’s respective Adjusted Capital Account Balance to zero; and

(iv) Thereafter, to the Class A Partners in proportion to their respective Class A Percentage Interests.

(c) Gains in Respect of Sales Proceeds. Except as otherwise provided in Section 5.4, gains in respect of Sales Proceeds (for all purposes of this Agreement, any such gains shall also include gains recharacterized as ordinary income under any provision of the Code) shall be allocated among the Partners as follows:

(i) First, to the Class B Limited Partners, in the same ratio and in reverse order of the allocations made to the Class B Limited Partners under Section 5.3(b)(iii) and 5.3(d)(iii) for each Fiscal Year to the extent of the excess of (a) the allocations to each Class B Limited Partner of Losses pursuant to Section 5.3(b)(iii) and losses in respect of Sales Proceeds pursuant to Section 5.3(d)(iii) for all current and all prior Fiscal Years, over (b) allocations to each Class B Limited Partner of Profits pursuant to Section 5.3(a)(i) and gains in respect of Sales Proceeds pursuant to this Section 5.3(c)(i) for the current and all prior Fiscal Years;

(ii) Second, to the Class A Partners, in the same ratio and in reverse order of the allocations made to the Class A Partners under Section 5.3(b)(ii) and Section 5.3(d)(ii) for each Fiscal Year to the extent of the excess of (a) the allocations to each Class A Partner of Losses pursuant to Section 5.3(b)(ii) and losses in respect of Sales Proceeds pursuant to Section 5.3(d)(ii) for the current and all prior Fiscal Years, over (b) allocations to each Class A Partner of Profits pursuant to Section 5.3(a)(ii) and gains in respect of Sales Proceeds pursuant to this Section 5.3(c)(ii) for the current and all prior Fiscal Years;

(iii) Third, to the Class B Limited Partners, in proportion to their respective Class B Percentage Interests, in an amount equal to the excess (if any) of: (x) the Preferred Return; over (y) any amounts previously allocated under Sections 5.3(a)(ii) and 5.3(c)(ii); and

(iv) Thereafter, to the Class A Partners in accordance with their respective Class A Percentage Interests.

(d) Losses in Respect of Sales Proceeds. Except as otherwise provided in Section 5.4, losses in respect of Sales Proceeds shall be allocated among the Partners as follows:

(i) First, to the Class A Partners, in the same ratio and in reverse order of the allocations made to the Class A Partners under Section 5.3(a)(iv) and Section 5.3(c)(iv) for each Fiscal Year to the extent of the excess of (a) the allocations to each Class A Partner of Profits pursuant to Section 5.3(a)(iv) and gains in respect of Sales Proceeds pursuant to Section 5.3(c)(iv) for the current and all prior Fiscal Years, over (b) the allocations to such Class A Partner of Losses pursuant to Section 5.3(b)(i) and loss in respect of Sales Proceeds pursuant to this Section 5.3(d)(i) for the current and all prior Fiscal Years;

(ii) Second, to the Class A Partners, in proportion to and to the extent of the aggregate of each Class A Partner’s respective Common Capital and any Additional Capital Contributions of such Partner after the Effective Date;

(iii) Third, to the Class B Limited Partners in proportion to and to the extent of the amounts necessary to reduce each Class B Limited Partner’s respective Adjusted Capital Account Balance to zero; and

(iv) Thereafter, to the Class A Partners in proportion to their respective Class A Percentage Interests.

Section 5.4 Priority Allocations. The following allocations shall be made in the following order of priority:

(a) Minimum Gain Chargeback - Nonrecourse Liability. If there is a net decrease in the Minimum Gain on Nonrecourse Liability during any Fiscal Year, the Partners shall be allocated items of income and gain for the Fiscal Year, before any other allocation of Company items described in Code Section 704(b) is made for the Fiscal Year (and, if necessary subsequent Fiscal Years), in the amounts and in the proportions required by Regulations Sections 1.704-2(f) and 1.704-2(j)(2)(i). The allocations referred to in this paragraph shall be interpreted and applied to satisfy the requirements of Regulations Section 1.704-2(f).

(b) Minimum Gain Chargeback - Partner Nonrecourse Debt. If there is a decrease in the Minimum Gain on Partner Nonrecourse Debt during a Fiscal Year, then any Partner who has a share of the Minimum Gain on Partner Nonrecourse Debt at the beginning of the Fiscal Year shall be allocated items of income and gain for the Fiscal Year, before any other allocation of Company items described in Code Section 704(b) is made for the Fiscal Year (and, if necessary, subsequent Fiscal Years), in the amounts and in the proportions required by Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii). The allocations referred to in this paragraph shall be interpreted and applied to satisfy the requirements of Regulations Section 1.704-2(i)(4).

(c) Qualified Income Offset. In the event a Limited Partner unexpectedly receives an adjustment, allocation or distributions described in Regulations Section 1.704-1(b)(ii)(d)(4), (5), or (6) which causes or increases a negative Adjusted Capital Account Balance as of the end of any Fiscal Year, then items of income and gain for the Fiscal Year (and, if necessary, subsequent Fiscal Years) shall be allocated as quickly as possible among all Limited Partners who have such negative balances in their Adjusted Capital Account Balances, pro rata, in proportion to their respective negative balances to the extent necessary to reduce the negative balance of each Limited Partner’s Adjusted

Capital Account Balance to an amount equal to zero; provided that an allocation pursuant to this Section 5.4(c) shall be made only if and to the extent that such Limited Partner would have such a negative balance in the Partner’s Adjusted Capital Account Balance after all other allocations provided for in this Article 5 have been tentatively made as if this Section 5.4(c) were not a part of this Agreement. The allocations referred to in this paragraph shall be interpreted and applied to satisfy the requirements of Regulations Section 1.704-1(b)(2)(ii)(d)(3).

(d) Gross Income Allocation. Each Class A Partner who has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of the Partner’s share of Minimum Gain, the Partner’s share of Partner Minimum Gain, and the amount such Partner is obligated to restore pursuant to the provisions of this Agreement shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.4(d) shall be made only if and to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 5 have been made as if Section 5.4(c) and this Section 5.4(d) were not a part of this Agreement.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated among the Partners, pro rata, in accordance with the Profits or Losses allocated to them.

(f) Partner Nonrecourse Debt Deductions. Partner Nonrecourse Deductions with respect to Partner Nonrecourse Debt shall be specially allocated among the Partner or Partners who bear the economic risk of loss with respect to such Partner Nonrecourse Debt in the amounts and in the proportions required by Regulations Section 1.704-2(i)(1). The allocations referred to in this paragraph shall be interpreted and applied to satisfy the requirements of Regulations Section 1.704-2(i).

(g) Allocation of Nonrecourse Indebtedness. Indebtedness of the Company for purposes of Code Section 752 and Treasury Regulations Section 1.752-3 shall be allocated for each taxable year of the Company in accordance with the following: (i) first, in accordance with the amount of minimum gain of each Partner determined in accordance with the provisions of Treasury Regulations Section 1.704-2, (ii) second, in accordance with the amount of Code Section 704(c) gain of each Partner determined in accordance with the provisions of Code Section 704(c) and Treasury Regulations Section 1.704-3 including any “reverse Section 704(c) gain” described on Exhibit B, and (iii) any remaining nonrecourse indebtedness shall be allocated in accordance with the Class A Percentage Interests; provided that the Company shall allocate Nonrecourse Indebtedness to the Class B Limited Partners to the extent necessary to prevent each Class B Limited Partner from having a “deemed distribution” in excess of such Class B Limited Partner’s basis in its Partnership Interest. Each Partner hereby agrees to take no action without the approval of the other Partners which would shift the allocation of Nonrecourse Indebtedness among the Partners.

(h) Basis Adjustments. In any case where an adjustment to the Adjusted Basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required (pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations 1.704-1(b)(2)(iv)(m)(4)), to be taken into account in determining Capital Accounts because of a distribution to a Partner in complete liquidation of the Partner’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated among the Partners in accordance with their Percentage Interests in the event that (i) Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or (ii) the Partners to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(i) Loss Limitation. Notwithstanding any provision of this Agreement to the contrary, in no event shall any allocation of Loss or item thereof be made to any Limited Partner to the extent such allocation would create or increase a deficit balance in such Partner’s Adjusted Capital Account Balance. Any Loss or item thereof the allocation of which is limited pursuant to the preceding sentence shall be allocated, subject to the provisions of this paragraph, to the other Partners.

(j) Allocations in Respect of SHC Del Tenant Corp. Items of income, gain, loss, deduction, and credit with respect to distributions from SHC Hotel Del Tenant Corp., and dispositions of the stock of SHC Hotel Del Tenant Corp., shall be allocated one hundred percent (100%) to the General Partner, SHC LP pro rata in proportion to their respective relative Adjusted Capital Account Balances.

(k) Allocations in Respect of Hotel Del Coronado, L.P. Items of income, gain, loss, deduction, and credit with respect to Hotel Del Coronado, L.P. shall be allocated hundred percent (100%) to the Class A Limited Partners other than SHC LP, pro rata, in proportion to their relative Class A Percentage Interests.

(l) Ameliorative Allocations. The term “Regulatory Allocations” shall mean the allocations set forth in Section 5.4(a) through Section 5.4(h). Offsetting special allocations of Company income, gain, loss or deduction shall be made so that, after such offsetting allocations are made, each Partner’s Capital Account is, to the extent possible, equal to the Capital Account such Partner would have had if the Regulatory Allocations were not included in this Agreement. For this purpose, future Regulatory Allocations under Section 5.4(a) and Section 5.4(b) that are likely to offset current Regulatory Allocations under Section 5.4(e) and Section 5.4(f) shall be taken into account.

Section 5.5 Income Tax Allocations/Other Accounting Principles.

(a) For purposes of Sections 702 and 704 of the Code, or the corresponding sections of any future Federal internal revenue law, or any similar tax law of any state or other jurisdiction, the Company’s profits, gains and losses for Federal income tax purposes, and each item of income, gain, loss or deduction entering into the computation thereof, shall be allocated among the Partners, to the extent possible, in the same proportions as the corresponding “book” items are allocated pursuant to Section 5.3.

(b) Notwithstanding the provisions of Section 5.5(a), each item of taxable income, gain, loss or deduction attributable to (i) any contributed property, and (ii) any other property of the Company the Carrying Value of which has been adjusted pursuant to clauses (ii) or (iii) of the definition of Carrying Value, shall be allocated among the Partners in accordance with Section 704(c) of the Code, using such methods permitted by Section 704(c) of the Code and the Regulations thereunder as may be selected by all the Partners, on the advice of the Company’s independent certified public accountants, so as to take into account the variation, at the time of contribution or adjustment to Carrying Value, between the Adjusted Basis and the Carrying Value of such property, as required by Regulations Section 1.704-1(b)(4)(i) and Section 1.704-3.

(c) Notwithstanding any language in the Agreement to the contrary, the Partners hereto agree as of the Effective Date to adjust the Carrying Value of the Property under Section 1.704-1(b)(2)(iv) of the Regulations to reflect fair market value of the Property because of the recapitalization of the Partnership Interests in Company into Class A Partnership Interests and Class B Partnership Interests and to adjust (“book-up”) the Capital Accounts of the Partners to reflect the adjustment to the Carrying Value of the Property. The Carrying Value of the Property, each Partner’s Capital Account, and the “book-up” to each Partner’s Capital Account, and the allocation of the adjusted Carrying Value among all the assets comprising the Property, all as agreed upon by the Partners in their commercially reasonable discretion, are reflected on Exhibit B. The Partners hereby agree to use the “Traditional Method” under Section 1.704-3(b)(i) of the Regulations to take into account the variation between the adjusted Carrying Value of the Property (as allocated among the assets) and the Adjusted Basis of such assets.

(d) In addition, notwithstanding the provisions of Section 5.5(a), if any portion of the net gain from a Capital Transaction allocated among the Partners pursuant to Section 5.5(a) is characterized as ordinary income under the recapture provisions of the Code, each Partner’s distributive share of taxable gain from the sale of the property that gave rise to such profit (to the extent possible) shall include a proportionate share of the recapture income equal to that Partner’s share of prior cumulative Depreciation deductions with respect to the property that gave rise to the recapture income. In no event, however, shall any Partner be allocated ordinary income hereunder in excess of the amount of gain allocated to the Partner under this Agreement. Any ordinary income that is not allocated to a Partner due to the gain limitation described in the previous sentence shall be allocated among those Partners whose shares of total gain on the sale, exchange or other disposition of the property exceed their respective shares of Depreciation from those Company assets being disposed of, in proportion to their relative shares of the total allocable gain.

Section 5.6 Transfers During Fiscal Year. In the event of the Transfer of all or any part of a Partnership Interest (in accordance with the provisions of this Agreement) at any time other than the end of a Fiscal Year, the share of net profit or net loss and items of income, gain, loss and expense (in respect of the Partnership Interest so Transferred) shall be allocated between the transferor and the transferee as if the Partnership closed its books on the date of the transfer as described in Regulations Section 1.706-1(c). If during any Fiscal Year the Percentage Interests of the Partners are adjusted pursuant to any provision of this Agreement that provides for such adjustment, the share of Profit or Loss of the Company for such Fiscal Year which is to be allocated among the Partners in proportion to their Percentage Interests shall be allocated among the Partners in the same manner as provided in this Section 5.6 in the case of a Transfer of a Partnership Interest.

Section 5.7 Relevant Definitions.

(a) Adjusted Capital Account Balance. The term “Adjusted Capital Account Balance” shall mean with respect to any Partner or Assignee, the balance, if any, in such Partner’s or Assignee’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts which such Partner or Assignee is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of “Adjusted Capital Account Balance” is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(A) of the Regulations and shall be interpreted consistently therewith.

(b) Minimum Gain. The term “Minimum Gain” shall mean the aggregate amount of gain, if any, that would be realized by the Company if, in a taxable transaction, it disposed of all Company property subject to Nonrecourse Liabilities of the Company (as defined in Regulations Section 1.704-2(b)(3)) in full satisfaction thereof (and for no other consideration). The Partners intend that Minimum Gain on Nonrecourse Liability shall be determined in accordance with the provisions of Regulations Section 1.704-2(d)(1).

(c) Partner Minimum Gain. The term “Partner Minimum Gain” shall mean the aggregate amount of gain, if any, that would be realized by the Company if, in a taxable transaction, it disposed of all Company property encumbered by Mortgages securing Partner Nonrecourse Debt of the Company (i.e., a nonrecourse debt for which one or more of the Partners bears the economic risk of loss, and defined in Regulations

Section 1.704-2(b)(4)), in full satisfaction thereof (and for no other consideration). The Partners intend that Partner Minimum Gain shall be determined in accordance with the provisions of Regulations Section 1.704-2(i)(3).

Section 5.8 Income Tax Elections. In the event of a Transfer of all or part of a Partnership Interest (or of the interest of a partner or member in a partnership or limited liability company which is a Partner) while this Agreement is in effect, the transferring Partner may (but shall not be obligated to) require the Company to make the election described in Section 754 of the Code.

Section 5.9 Taxation as a Partnership. The Company shall be treated as a partnership for federal income tax purposes, and no Partner shall take any action inconsistent with such classification.

Section 5.10 Limitation on Income Allocation to the General Partner. In no event will the General Partner or SHC LP be entitled to an aggregate allocation of non-qualifying gross income within the meaning of Section 856(c)(2) or (3) of the Code (“Non-qualifying Income”), in any Fiscal year that, together with other Non-qualifying Income of Strategic Hotel Funding, L.L.C. with respect to such Fiscal Year would cause Strategic REIT’s aggregate Non-Qualifying Income with respect to such Fiscal Year to exceed 5% of Strategic REIT’s total gross income for such Fiscal Year. The General Partner will keep the Company updated with regard to such limitation.

Section 5.11 Assignees Treated as Partners. For all purposes of this Article 5, but for no other purpose, an Assignee of a Partnership Interest shall be treated as a Partner and each reference in this Article 5 to the Partners shall be deemed to include Assignees.

Section 5.12 Tax Matters Partner. The General Partner shall be the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Partner”). The Tax Matters Partner shall be authorized and required to represent the Company (at the expense of the Company) in connection with all examinations of the affairs of the Company by any federal, state or local tax authorities, including any resulting administrative and judicial proceedings, and to expend funds of the Company for professional services and costs associated therewith, and shall act in a manner consistent with its fiduciary duties to all Partners. The Tax Matters Partner shall take all actions necessary to preserve the rights of the Partners with respect to audits and shall provide all Partners with notices of all such proceedings and other information as required by law. The Tax Matters Partner shall keep the Partners timely informed of its activities under this Section 5.12. The Tax Matters Partner may prepare and file protests or other appropriate responses to such audits affecting the Company. The Tax Matters Partner shall select counsel to represent the Company in connection with any audit conducted by the Internal Revenue Service or by any state or local authority. All costs and expenses incurred in connection with the foregoing activities, including legal and accounting costs, shall be borne by the Company. Each Partner agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner in connection with the conduct of all such proceedings; provided, however, each Partner shall have the right to participate in administrative proceedings, to receive copies of all information with respect to audits of the Company and to act in its own interest with respect to audit of its returns.

Section 5.13 Allocation Examples. Set forth on Exhibit C are hypothetical examples of the effect of the allocation provisions of Article 5, including without limitation, Section 5.3.

ARTICLE 6.

RIGHTS AND DUTIES OF PARTNERS

Section 6.1 Management. Subject to the provisions of Section 6.4, the business and affairs of the Company shall be managed under the direction of the General Partner, who may exercise all powers of the Company and perform or authorize the performance of all lawful acts which do not by the Act or this Agreement require the consent of the Class A Limited Partners. The General Partner shall also be responsible for the implementation of Major Decisions that are Approved by the Class A Partners. All acts of the General Partner within the scope of its authority shall bind the Company. The General Partner shall be SHC del GP, LLC. If the Strategic Partners’ aggregate Class A Percentage Interest is less than ten percent (10%) (as the same shall be equitably adjusted in the future for future issuances of Partnership Interests), the Class A Partners, as a Major Decision, may remove SHC del GP, LLC as the general partner. In such event, any Class A Partner (including the Strategic Partners) shall have the right to nominate, and, as a Major Decision, appoint a new general partner from among the Partners. If, in such event, SHC GP is replaced as the general partner, the Strategic Partners shall be entitled to exercise the KKR Partners Put Right as if it applied to the Strategic Partners.

Section 6.2 Liability of Partners. Except as otherwise provided in Section 4.2 and Section 4.3, no Partner shall be obligated to make Capital Contributions to the Company. No Partner shall have any personal liability with respect to the liabilities or obligations of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Partners for liabilities or obligations of the Company.

Section 6.3 Indemnification.

(a) To the fullest extent permitted by the laws of the State of Delaware, each of the Partners shall be entitled to indemnity from the Company for any losses or expenses (including commercially reasonable legal fees and costs of investigation) incurred by it with respect to any claim arising out of any act performed by it within the scope of the authority (if any) conferred on it by this Agreement or by the Company or the General

Partner, except for acts by such Partner of fraud, gross negligence, misrepresentation or willful misconduct (“Disabling Conduct”).

(b) No Partner or any Affiliate of any Partner shall be liable to the Company or any Partner for any loss or liability arising out of any act or omission of such Partner on behalf of the Company unless such act or omission constitutes Disabling Conduct.

Section 6.4 Major Decisions. Notwithstanding anything in this Agreement to the contrary, and in addition to any decisions which, pursuant to the terms of this Agreement, require the consent of the Partners, none of the following decisions involving the conduct of the business and affairs of the Company (the “Major Decisions”) shall be made unless proposed by the General Partner and Approved by the Class A Partners:

(a) subject to Sections 8.6, 8.7, and 8.8, directly or indirectly selling, leasing (excluding (i) leases that the Hotel Manager may make without the Company’s consent under the Hotel Management Agreement, and (ii) the lease evidencing the lease of the Hotel to Tenant, which is hereby Approved by the Class A Partners) or otherwise directly or indirectly disposing of or transferring all or substantially all of the Property, or granting a Mortgage, pledge, encumbrance, lien or security interest in or on, all or any substantial part of the Property and/or assets of the Company, including the granting of options and rights of first refusal or in the event the General Partner, in its sole discretion, determines to utilize indebtedness in connection with honoring a Put Right.

Furthermore, the Partners acknowledge as follows:

(i) that the Company expects to undertake the North Beach Development Project. In connection therewith, the Partners hereby agree that the Company has distributed out the property required to complete the North Beach Development Project to a Parallel Entity (i.e., in which the Partners will also be the partners pursuant to a joint venture agreement of even date herewith); and

(ii) that it is the intent of the Company to pursue a condo-hotel development known as the “South Beach Development” in a manner similar to the North Beach Development Project funded through construction financing on a non-recourse basis. To the extent that such construction financing can be obtained on commercially reasonable terms, the Class A Partners agree to negotiate in good faith any processes and procedures necessary to pursue the South Beach Development.

(b) creating, incurring, assuming, extending, materially modifying or otherwise becoming liable with respect to any Loan (including guarantees of the indebtedness or other obligations of any Person or of any Affiliate of the Company), other than (i) draws under any working capital line of credit or similar credit facility in an amount not in excess of the amount of working capital required for the operation of the Hotel in accordance with the Hotel Management Agreement, (ii) to the extent no such line of credit or other credit facility is in place, Loans not in excess of One Million Dollars ($1,000,000) in the aggregate in the ordinary course of the Company’s business and (iii) in the event the General Partner, in its sole discretion, determines to utilize indebtedness in connection with honoring a Put Right;

(c) issuance of additional Partnership Interests, except (i) as set forth in Sections 4.3(c) and 10.2 and (ii) in the event the General Partner determines, in its sole discretion, to issue additional Partnership Interests in connection with honoring a Put Right;

(d) acquiring any material real property, whether improved or unimproved or any interest therein, except the Hotel;

(e) amending or waiving any material rights in any agreement the entering into of which was a Major Decision, except as set forth in Section 15.3;

(f) material tax matters (including Federal and income items and elections);

(g) assigning any Property in trust for the benefit of creditors;

(h) confessing a judgment against the Company or its assets, or any portion thereof, except as otherwise provided in any Loan Documents incurred on or before the Effective Date;

(i) entering into or materially amending, a contract between the Company, on the one hand, and a Partner, the Hotel Manager, the Asset Manager or any Affiliate of a Partner, the Hotel Manager, the Asset Manager or the Company, on the other hand, or paying fees or other compensation (other than as expressly provided for in the Hotel Management Agreement or the Asset Management Agreement, both of which are hereby Approved by the Class A Partners) to a Partner, the Hotel Manager, the Asset Manager or an Affiliate of a Partner, the Hotel Manager, the Asset Manager or the Company;

(j) entering into, materially modifying, materially amending, or terminating any management agreement for the Property; provided, however, that (i) so long as KSL LP or an Affiliate of KSL LP is the Hotel Manager, KSL LP’s approval shall not be required for the exercise of any remedies against the Hotel Manager or a termination of the Hotel Management Agreement in accordance with its terms (and the determination as to whether the termination is allowed shall be resolved as provided in the Hotel Management Agreement) and (ii) upon the occurrence of a Hotel Manager Termination Event, the vote of only a majority of the Class A Partners shall be required to terminate the Hotel Management Agreement;

(k) except as otherwise provided in Article 14, dissolving, liquidating and winding-up the affairs of the Company;

(l) commencing, settling or dismissing litigation by or against the Company (other than proceedings against a Partner to enforce the Partner’s obligations under this Agreement), the outcome of which could have a material impact on the business or operations of the Company or the Property;

(m) causing the Company to engage in any business or activity other than those referred to in Section 3.1;

(n) requesting any Additional Capital Contributions for any amounts other than Necessary Expenditures, provided, however, that if the General Partner determines to utilize financing to honor the Put Rights but is unable to obtain financing on a commercially reasonable basis, the General Partner may call for Additional Capital Contributions from the Class A Partners (other than the Class A Partner exercising its Put Right) without the consent of the Class A Partners;

(o) causing the Company to have any employees;

(p) incurring, on an annual basis, capital expenditures at the Property in excess of an amount equal to $2,000,000 in excess of the “Reserve Fund Contribution” (i.e. 4% of Gross Revenues (as defined in the Hotel Management Agreement));

(q) any merger or consolidation with or into any Person or establishment of joint ventures, partnerships or other non-wholly owned Subsidiaries;

(r) applying Net Cash Flow to pay down the principal of any Loan other than any working capital line of credit or similar credit facility or any indebtedness incurred in connection with honoring a Put Right, other than at Maturity or as otherwise required pursuant to the terms of any Loan Documents;

(s) appointment of a new general partner in accordance with Section 6.1; and

(t) any agreement or contract to do any of the foregoing except as otherwise Approved.

Notwithstanding any contrary provision of this Agreement (including this Section 6.4), at any time when a Partner (or its Affiliate) is also the Hotel Manager, such Partner may not exercise any consent or approval right under this Agreement in a manner that is inconsistent with any position that such Partner (or its Affiliate) is taking under the Hotel Management Agreement.

The Class A Partners hereby ratify and confirm the authorization by each Class A Partner as a Major Decision the approval of the financing transactions entered into as of January 9, 2006 by the direct and indirect subsidiaries of the Company pursuant to which such subsidiaries borrowed, in the aggregate, $630,000,000 ( the “2006 Loans”) from German American Capital Corporation, Deutsche Bank Trust Company Americas and

various affiliates and with respect to which the 2006 Loans are secured by, among other collateral, a deed of trust on the Property and various pledges of equity interests in various direct and indirect subsidiaries.

Section 6.5 General Partner Compensation. The General Partner shall not be compensated, as such, for its services as the general partner. However, the General Partner shall be reimbursed by the Company for all commercially reasonable out of pocket expenses paid or incurred by it in the performance of its duties under this Agreement to the extent provided in the Annual Budget.

Section 6.6 Signing of Documents. The General Partner is authorized, in the name and on behalf of the Company, to sign and deliver all contracts, agreements, leases, notes, mortgages and other documents and instruments (collectively, “Documents”) which are necessary, appropriate or convenient for the conduct of the Company’s day-to-day business and the furtherance of its purposes or which are necessary, appropriate or convenient to carry out Major Decisions Approved by the Class A Partners pursuant to Section 6.4.

Section 6.7 Right to Rely on Authority of the General Partner. No Person dealing with the General Partner shall be required to determine the authority of the General Partner to make any undertaking on behalf of the Company, or to determine any fact or circumstance bearing upon the existence of the authority of the General Partner. Every Document executed by the General Partner shall be conclusive evidence in favor of every Person relying thereon or claiming thereunder that:

(a) at the time of the execution or delivery of the Document, the Company was in existence and this Agreement was in full force and effect;

(b) the Document was duly approved by the General Partner or the Class A Partners in accordance with this Agreement and is binding upon the Company; and

(c) the General Partner was duly authorized and empowered to execute and deliver the Document for and on behalf of the Company.

Section 6.8 Outside Activities. Each Partner and any Person who is an Affiliate of a Partner may engage or hold interests in other business ventures of every kind and description for the Partner’s or the Affiliate’s own account, whether or not such business ventures are in direct or indirect competition with the business of the Company and whether or not the Company has any interest therein. Neither the Company nor any of the Partners shall have any rights by virtue of this Agreement in such independent business ventures or to the income or profits derived therefrom.

Section 6.9 Limitations on Powers of Partners. Except as expressly authorized by this Agreement, no Partner shall, directly or indirectly, (i) resign, retire or withdraw from the Company, (ii) dissolve, terminate or liquidate the Company, (iii) petition a court for the dissolution, termination or liquidation of the Company, or (iv) cause any property of the Company to be subject to the authority of any court, trustee or receiver (including suits for partition and bankruptcy, insolvency and similar proceedings).

Section 6.10 Prohibition Against Partition; Distribution in Kind. Each Partner irrevocably waives any and all rights the Partner may have to maintain an action for partition with respect to any Property or any right to take any other action that otherwise might be available to such Partner for the purpose of severing such Partner’s interest in the assets held by the Company from the interest of the other Partners. A Partner, regardless of the nature of its contribution, has no right to demand and receive any distribution from the Company in any form other than cash.

Section 6.11 Limitations on the Company’s Activities. The Company shall do all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any such right or franchise if: the General Partner shall determine that the preservation thereof is no longer desirable for the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Company. The failure of the Company to comply with any of the covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Partners. The Company shall, except as otherwise permitted or set forth in this Agreement (including, without limitation, as a Major Decision):

(i) correct any known misunderstanding regarding its separate identity and not identify itself as a division of any other Person;

(ii) maintain its bank accounts, books of account, books and records separate from those of any other Person except as required by the Loan Documents, file its own tax returns (to the extent the Company is required to file any tax returns) except to the extent that it is required by law to file consolidated tax returns;

(iii) maintain its own records, books, resolutions and agreements;

(iv) not commingle its funds or assets with those of any other Person nor participate in any cash management system with any other Person;

(v) hold its assets in its own name;

(vi) conduct its business in its own name or in a name franchised or licensed to it by an entity other than an Affiliate and strictly comply with all organizational formalities to maintain its separate existence, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in subsection (xxi) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of the Company;

(vii) (A) maintain its financial statements, accounting records and other entity documents separate from those of any other Person, (B) in its financial statements, show its assets and liabilities separate and apart from those of any other Person except as required by GAAP in connection with the preparation of consolidated financial statements, and (C) not permit its assets to be listed as assets on the financial statement of any other Person except as required by GAAP in connection with the preparation of consolidated financial statements; provided, however, that any such consolidated financial statements referenced in clause (A) or (C) above shall contain a note indicating that it is a separate entity and that its separate assets and liabilities are neither available to pay the debts of the consolidated entity nor constitute obligations of the consolidated entity;

(viii) not engage directly or indirectly in any business other than the actions required or permitted to be performed under Section 3.1 or this Section 6.11;

(ix) pay its own liabilities and expenses out of its own funds and assets;

(x) observe all limited partnership formalities, as applicable;

(xi) have no indebtedness;

(xii) not assume or guarantee or, become obligated for the debts of any other Person, hold out its credit as being available to satisfy the obligations of any other Person or pledge its assets for the benefit of any other Person other than in connection with development of the Property;

(xiii) not acquire obligations or securities of its Partners or any other Affiliate;

(xiv) allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate;

(xv) maintain and use separate stationery, invoices and checks bearing its name. The stationery, invoices, and checks utilized to collect its funds or pay its expenses shall bear its own name and shall not bear the name of any other entity unless such entity is clearly designated as being the other entity agent;

(xvi) not pledge its assets for the benefit of any other Person other than in connection with financings of the Property and the Subsidiary Affiliates;

(xvii) hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate and not as a division or part of any other Person, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in subsection (xxi) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of the Company;

(xviii) maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xix) not make loans to any Person or hold evidence of indebtedness issued by any other Person (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(xx) not identify its Partners or any Affiliate of any of them, as a division or part of it, and not identify itself as a division of any other Person;

(xxi) not enter into or be a party to, any transaction with its members, or Affiliates except in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party (it being agreed that the Hotel Management Agreement and the Asset Management Agreement satisfy the foregoing condition);

(xxii) not have any of its obligations guaranteed by any Affiliate;

(xxiii) not form, acquire or hold any subsidiary other than the Subsidiary Affiliates or in connection with the development of the Property;

(xxiv) maintain an arm’s length relationship with its Affiliates and the Partners (it being agreed that the Hotel Management Agreement and the Asset Management Agreement satisfy the foregoing condition); and

(xxv) to the fullest extent permitted by law, not engage in or seek to consent to any dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of it assets.

ARTICLE 7.

BOOKS OF ACCOUNT AND REPORTS; ACCESS TO RECORDS

Section 7.1 Books, Records and Accounting Controls. The Company will:

(a) Books and Records. Make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect the assets, liabilities and operations of the Company, in accordance with GAAP.

(b) Internal Accounting Controls. Maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; and (c) recorded assets will be compared with actual assets at reasonable intervals and appropriate action will be taken with respect to any differences.

Section 7.2 Distribution of Financial Statements and Other Reports. The General Partner shall cause the Company to prepare and deliver to each Partner the following financial reports with respect to the Company: (i) within sixty (60) days after the end of each Fiscal Quarter (or such earlier date required under the Loan Documents), unaudited consolidated quarterly financial statements, including a balance sheet, a statement of income and expense and a statement of cash flows, (ii) concurrently with the delivery to the holder of a Mortgage encumbering the Property, a copy of all financial statements and other reports delivered by the Company to such holder, and (iii) within ninety (90) days after the end of each Fiscal Year, audited financial statements certified by an independent public accountant, including a balance sheet, a statement of income and expense and a statement of cash flows, and the information necessary to enable the Partner to complete such Partner’s federal and state income tax returns for such Fiscal Year. Notwithstanding the foregoing, the General Partner shall be entitled to rely upon, and incorporate into such statements, the financial statements and reports prepared by Hotel Manager under the Hotel Management Agreement, and, for so long as KSL LP or an Affiliate of KSL LP is the Hotel Manager, the General Partner shall not be responsible for any delays in the delivery to the Partners of the reports described in this Section 7.2 if and to the extent that there was any delay in the Hotel Manager’s delivery of the corresponding financial statements and reports under the Hotel Management Agreement.

Section 7.3 Tax Information. The General Partner will cause the Company to provide the Partners with draft Schedules K-1 (and similar forms) and such additional information as the General Partner reasonably determines is necessary to support the Company’s tax reporting positions not less than thirty (30) days prior to the date the Company intends to file its tax returns, as well as copies of the Partnership’s income tax returns and such other information as the Partners reasonably may require to satisfy their tax reporting and filing obligations.

Section 7.4 Auditors. The General Partner shall choose the external auditors of the Company who shall be independent from the General Partner or its Affiliates, or as otherwise agreed to by all the Class A Partners. It is however understood that each Partner shall have the right to have the Company’s financial statements audited by its independent auditors at its cost and expenses.

Section 7.5 Banking. All funds of the Company shall be deposited in its name in such commercial bank or invested in such federally-insured savings and loan account or accounts, in such U.S. Treasury obligations, or in such bank certificates of deposit, as the

General Partner may determine (the “Bank Accounts”), and all funds of the Company shall not be commingled with the funds of another Person. All withdrawals from any such Bank Account shall be made upon a check or order signed by any individual designated by the General Partner from time to time; but the General Partner may restrict the amounts that can be withdrawn by any such individual. All such withdrawn funds shall only be used for Company purposes as provided in this Agreement and in accordance with the terms hereof.

ARTICLE 8.

TRANSFERS OF PARTNERSHIP INTERESTS AND ECONOMIC INTEREST

Section 8.1 Partner’s or Assignee’s Right to Transfer.

(a) Prior to the fourth anniversary of the Effective Date, no Partner may directly or indirectly Transfer its Partnership Interest other than up to one-third of its Economic Interest (a “One-Third Transfer”), but only if the Partner complies with the provisions of Section 8.2. The Transfer contemplated by the immediately preceding sentence (i) is not permitted for the General Partner’s Class A Partnership Interests and (ii) may not be undertaken if it will result in the KSL LP owning less than a ten percent (10%) Percentage Interest (as the same shall be equitably adjusted in the future for issuances of Class A Partnership Interests).

(b) On and after the fourth anniversary of the Effective Date, a Partner may Transfer all or a part of the Partner’s Partnership Interest and an Assignee may Transfer all or a part of the Assignee’s Economic Interest, but only if the Partner or the Assignee complies with the provisions of Section 8.2.

(c) For the avoidance of doubt, Transfers to a Permitted Transferee may occur at any time provided such Transfers comply with the provisions of Section 8.2.

Section 8.2 Conditions of Transfer. Without the consent of all the Class A Partners (or in the case of clause (c) of this Section 8.2, the consent of two of the Class A Partners), which may be given or withheld in each Class A Partner’s sole discretion, no Partnership Interests and/or Economic Interests shall be Transferred (including, without limitation, pursuant to a One-Third Transfer, a Corporate Transaction Transfer or a Multiple Property Transfer Transaction):

(a) if the Person to whom the Partnership Interests and/or Economic Interests are Transferred is a Specially Designated National or Blocked Person, is known in the community as being of bad moral character, or if any senior executive officer, director or Person holding a controlling interest in such transferee is a Specially Designated National or Blocked Person or has been convicted of a felony in any state or federal court. Any Person to whom a Transfer is proposed shall, as a condition precedent to such Transfer, certify such Person is not within the category of Persons disqualified hereby from receiving a Transfer;

(b) in the case of a Transfer to a Person who is not a Permitted Transferee, unless the Company receives an opinion of counsel satisfactory to the other Partners that such Transfer is exempt from the registration requirements of any applicable federal or state securities laws;

(c) unless the Company receives from the Person to whom the Partnership Interest or the Economic Interest is Transferred such Person’s taxpayer or employer identification number and any other information reasonably requested by the General Partner;

(d) the Person to whom the Partnership Interest is Transferred agrees to be bound by the terms of this Agreement;

(e) in the case of a Transfer of a Partnership Interest or an Economic Interest to a Person who is in the Hotel Management Business that is not a Permitted Transferee; and

(f) in the case of a direct or indirect Transfer to a Person who is not a Permitted Transferee, unless (i) the Partner or the Assignee desiring to make the direct or indirect Transfer provides to the other Partners an Offering Notice (as defined in Section 8.3(a)) for the purchase of all (but not less than all) of such Partner’s or Assignee’s Partnership Interest or Economic Interest, as the case may be, and offers to sell the Partnership Interest or the Economic Interest that is the subject of the Offering Notice to the other Partners pursuant to Section 8.3, and (ii) the other Partners do not exercise the option to purchase such Partnership Interest or the Economic Interest within the time and in the manner required by Section 8.3; provided, however, that the provisions of this Section 8.2(f) shall not apply with respect to (i) any Corporate Transaction Transfer, (ii) any Multiple Property Transfer Transaction, (iii) a One-Third Transfer, whether such One-Third Transfer occurs prior to or after the fourth anniversary of the Effective Date or (iv) any of the transactions described in Sections 8.6, 8.7 and 8.8.

Section 8.3 Partners’ Rights of First Offer. (a) A direct or indirect Transfer of a Partnership Interest by a Partner permitted by Section 8.2 (other than (i) a Transfer to a Permitted Transferee or pursuant to Sections 8.6, 8.7, and 8.8; (ii) a Corporate Transaction Transfer; (iii) a Multiple Property Transfer Transaction; or (iv) a One-Third Transfer) shall not be made without first giving to the other Class A Partners a notice (the “Offering Notice”) in which the Partner or the Assignee (the “Offeror”) irrevocably offers to sell to the Partner(s) to whom the Offering Notice is given (the “Offeree”), the Offeror’s Partnership Interest or Economic Interest, or the portion thereof that the Offeror proposes to Transfer (the “Offered Interest”) for a specified price payable in cash and otherwise on the terms and conditions set forth in this Section 8.3.

(b) For a period of thirty (30) days after receipt of the Offering Notice (the “Offer Response Period”) the Offerees shall have an option to purchase a pro rata share of the Offered Interest in proportion to their respective Class A Percentage Interests (or in such proportion as mutually agreed by the Offerees) at the same purchase price and on the same terms set forth in the Offering Notice. The Offeree may exercise its option to purchase the Offered Interest only by giving notice to the Offeror within the Offer Response Period. If the Offeree chooses to purchase the Offered Interest, the Offeree shall have ninety (90) days from the date of its notice to the Offeror to purchase the Offered Interest.

(c) If, within the Offer Response Period, the Offeree does not give notice to the Offeror of the exercise of its option to purchase the entire Offered Interest, the Offeror shall be free to Transfer the Offered Interest to any Person, but the Transfer must be consummated within one hundred twenty (120) days after the expiration of the Offer Response Period, for a cash price equal to or greater than 95% of the price specified in the Offering Notice, and otherwise in accordance in all material respects with the terms set out in the Offering Notice. If the Transfer of the Offered Interest is not so consummated within one hundred twenty (120) days after the expiration of the Offer Response Period, the Offeror may not thereafter Transfer all or any part of its Partnership Interest to any other Person (other than as permitted by this Article 8) without first complying with the provisions of this Section 8.3(c). If a Partner’s Partnership Interest is Transferred to a Person who is not a Permitted Transferee, the transferee shall be an Assignee but shall not become a Partner unless admitted as such pursuant to the provisions of Section 9.2.

Section 8.4 Non-Complying Transfers Void. Any attempted direct or indirect Transfer of all or any part of a Partner’s Partnership Interest or an Assignee’s Economic Interest that does not comply with the provisions of Section 8.2 hereof shall be null and void and of no legal effect.

Section 8.5 Tag Along/Drag Along Rights. (a) Tag Along Right. If a Partner does not exercise its rights as Offeree under Section 8.3, such Partner may elect to participate in any Transfer by the Offeror (other than (i) a Transfer to a Partner, Permitted Transferee or pursuant to Sections 8.6, 8.7, and 8.8; (ii) a Corporate Transaction Transfer; (iii) a Multiple Property Transfer Transaction; or (iv) a One-Third Transfer) by providing notice to the Offeror of such election within the Offer Response Period. In the event that such Partner (the “Tag Along Partner”) provides such notice, such sale by the Offeror shall not be completed unless the proposed purchaser offers to purchase from the Tag Along Partner at least a pro rata share (based on the percentage of the Offeror’s Partnership Interest represented by the Offered Interest) of such Tag Along Partner’s Partnership Interest, at the same time, of the same class and on the same terms as the Offered Interest proposed to be purchased from the Offeror.

(b) Drag Along Right. If, pursuant to Section 6.4(a) hereof, the Class A Partners Approve a sale (a “Sale”) of (i) all of the Partnership Interests and/or (ii) all of the common stock of DC Corp owned by the equity owners of DC Corp (the “DC Corp Shares”), the General Partner shall have the right (the “Drag Along Right”), in its discretion, to require all of the other Partners to sell, transfer or otherwise dispose of, all of their respective Partnership Interests and/or their DC Corp Shares, as applicable, to the proposed transferee for the same proportionate consideration and otherwise on the same terms and conditions as applicable to all of the Partners.

(c) Exercise of Drag Along Right. To exercise the Drag Along Right, the General Partner shall give to all other Partners (the “Drag Along Partners”), at least fifteen (15) days prior to the proposed transfer, a written notice (the “Drag Along Notice”) containing (i) the name and address of the proposed transferee and (ii) the proposed purchase price and the terms of payment and other material terms and conditions of the proposed transferee’s offer. The Drag Along Partners shall thereafter be obligated to sell their respective Partnership Interests and/or their DC Corp Shares, as applicable, in accordance with the terms set forth in the Drag Along Notice. The Drag Along Partners agree to enter into a purchase agreement in form and substance as reasonably approved by the General Partner. Each of the Drag Along Partners shall also execute and deliver any other documents or instruments that may reasonably be required for the purpose of transferring their Partnership Interests and/or their DC Corp Shares, as applicable.

Section 8.6 KSL LP Put Right. (a) Subject to Section 8.9, from and after the fourth anniversary of the Effective Date, KSL LP shall have the right (the “KSL LP Put Right”), exercisable by written notice to the Company and the other Partners (a “KSL LP Put Notice”) to require the Company to purchase all or a portion of the Class A Partnership Interest and Class B Partnership Interest of KSL LP; provided, however, that (i) KSL LP’s Percentage Interest shall not be reduced to less than ten percent (10%) (as the same shall be equitably adjusted in the future for future issuances of Class A Partnership Interests) of the Class A Partnership Interests and Class B Partnership Interests as a result of the KSL LP Put Right unless an Affiliate of KSL LP is no longer the Hotel Manager and (ii) if an Affiliate of KSL LP is no longer the Hotel Manager, KSL LP must exercise the KSL LP Put Right with respect to all, rather than a portion, of its remaining Class A Partnership Interests and Class B Partnership Interests. If KSL LP gives a KSL LP Put Notice, KSL LP shall be obligated to sell, and the Company (with the Strategic Partners deciding on behalf of the Company) shall have the right, but not the obligation, to purchase the Partnership Interests of KSL LP, for a cash price (the “KSL LP Put Price”) as follows: (i) if a Hotel Manager Termination Event has not occurred or one (1) year has elapsed since such event, an amount equal to the amount that KSL LP would have received had the Property been sold for cash for an amount equal to the Put Price Formula and the resulting proceeds (with no reduction for taxes and no further reduction for duplicated items) distributed in accordance with Section 5.1(c) (the “Full

KSL LP Put Price”) or (ii) if a Hotel Manager Termination Event has occurred and one year has not yet elapsed since such event, an amount equal to the Full KSL LP Put Price adjusted as follows: (A) minus fifty percent (50%) of the termination fee paid to the Hotel Manager in connection with a Hotel Manager Termination Event if such termination fee was not deducted in the calculation of the Put Price Formula or (B) plus fifty percent (50%) of the termination fee paid to the Hotel Manager in connection with a Hotel Manager Termination Event if such termination fee was deducted in the calculation of the Put Price Formula. The closing of the purchase and sale of KSL LP’s Partnership Interests pursuant to this Section 8.6(a) shall occur within ninety (90) days following the date the KSL LP Put Notice was delivered.

(b) Notwithstanding the foregoing, the Company (with the Strategic Partners deciding on behalf of the Company) shall have forty-five (45) days following the date the KSL LP Put Notice was delivered to elect in a written notice (the “KSL LP Sale Notice”) to the Partners to sell the Property in lieu of honoring the KSL Put Right. If the sale of the Property fails to occur within one hundred and eighty (180) days of the date the KSL LP Put Notice was delivered (the “KSL LP 180-Day Period”), the closing of the purchase and sale of KSL LP’s Partnership Interest pursuant to Section 8.6(a) shall occur within fifteen (15) days following the expiration of the KSL LP 180-Day Period. If the Company elects to sell the Property in lieu of honoring the KSL Put Right, KSL LP will have 5 Business Days following the date of the KSL LP Sale Notice to withdraw the KSL LP Put Notice in which event the Company will cease marketing the Property for sale.

(c) If KSL LP exercises the KSL LP Put Right for less than all of its Partnership Interests, the Put Right shall be allocated proportionately between its Class A Partnership Interests and Class B Partnership Interests.

Section 8.7 KKR Partners Put Right. (a) Subject to Section 8.9, from and after the fourth anniversary of the date of this Agreement, KKR LP or an Affiliate of KKR LP shall have the right (the “KKR Partners Put Right”), exercisable by written notice to the Company and the other Partners (a “KKR LP Put Notice”) to require the Company to purchase all of Recreation’s stock in DC Corp and the entire Partnership Interest of KKR LP (the “KKR Interests”). If KKR LP gives a KKR LP Put Notice, KKR LP and Recreation (the “KKR Partners”) shall be obligated to sell, and the Company shall have the right (with the Strategic Partners deciding on behalf of the Company), but not the obligation, to purchase the KKR Interests, for a cash price equal to the amount that the KKR Partners would have received had the Property been sold for cash for an amount equal to (x) the amount that the KKR Partners would have received had the Property been sold for cash for an amount equal to the Put Price Formula and the resulting proceeds (with no reduction for taxes and no further reduction for duplicated items) distributed in accordance with Section 5.1(c), minus (y) the multiplication product of (x) one (1) times the amount of the Adjusted EBITDA multiplied by (y) 23.067% (the

“KKR Partners Put Price”). An example of the foregoing calculation is set forth on Exhibit F. The closing of the purchase and sale of the KKR Interests pursuant to this Section 8.7(a) shall occur within ninety (90) days following the date the KKR LP Put Notice was delivered.

(b) Notwithstanding the foregoing, the Company (with the Strategic Partners deciding on behalf of the Company) shall have forty-five (45) days following the date the KKR LP Put Notice was delivered to elect in a written notice (the “KKR LP Sale Notice”) to the Partners to sell the Property in lieu of honoring the KKR Put Right. If the sale of the Property fails to occur within one hundred and eighty (180) days of the date the KKR LP Put Notice was delivered (the “KKR LP 180-Day Period”), the closing of the purchase and sale of KKR Interests pursuant to this Section 8.7 shall occur within fifteen (15) days following the expiration of the KKR LP 180-Day Period. If the Company elects to sell the Property in lieu of honoring the KKR Put Right, KKR LP will have 5 Business Days following the date of the KKR LP Sale Notice to withdraw the KKR LP Put Notice in which event the Company will cease marketing the Property for sale.

Section 8.8 Strategic Partners ROFO/Sale Right. (a) From and after the fourth anniversary of the date of this Agreement, the Strategic Partners shall have the right (the “Strategic Partners ROFO/Sale Right”), exercisable by written notice to the Company and the other Partners (“Strategic ROFO/Sale Notice”) to require the Company to purchase all of the common stock in DC Corp held by the Strategic Partners and the entire Class A Partnership Interests of Strategic Partners (the “Strategic Interests”). If the Strategic Partners give a Strategic ROFO/Sale Notice, the Strategic Partners shall be obligated to sell, and the Company (with KKR LP and KSL LP deciding on behalf of the Company) shall have the right, but not the obligation, to purchase the Strategic Interests, for a cash price (the “Strategic ROFO/Sale Price”) equal to the amount that the Strategic Partners would have received had the Property been sold for cash for an amount equal to the Strategic ROFO/Sale Price Formula and the resulting proceeds (with no reduction for taxes and no further reduction for duplicated items) distributed in accordance with Section 5.1(c). The closing of the purchase and sale of the Strategic Interests pursuant to this Section 8.8(a) shall occur within ninety (90) days following the date the Strategic ROFO/Sale Notice was delivered.

(b) Notwithstanding the foregoing, KKR LP and KSL LP shall have thirty (30) days following the date the Strategic ROFO/Sale Notice was delivered to elect in a written notice to the Partners to (i) accept the offer, on behalf of the Company, as specified in the Strategic ROFO/Sale Notice; (ii) accept the offer, on behalf of themselves, as specified in the Strategic ROFO/Sale Notice, in which case each of KKR LP and KSL LP shall be able to acquire or assign to a third party, in whole or in part, their pro rata share, in accordance with their Class A Percentage Interests, of the Strategic Interests; (iii) reject the offer, in which case if one party rejects the offer and the other does not, the non-rejecting party can choose to accept the offer, on behalf of itself, in its entirety and either acquire the Strategic Interests or assign the Strategic Interests to a third party. If both KKR LP and KSL LP reject the offer on behalf of the Company, then the General Partner, on behalf of the Company, shall have thirty (30) days following the date of such rejection to deliver to KKR LP and KSL LP notice of the Company’s intent to sell the Property in lieu of honoring the Strategic Partners ROFO/Sale Right.

(c) If the sale price for the Property is less than the price set forth in the Strategic ROFO/Sale Notice, the Company shall send a written notice to KKR LP and KSL LP (the “ROFR Notice”), attaching the executed contract of sale (the “Contract”), and KKR LP and KSL LP shall have a right of first refusal (a “ROFR”), exercisable within twenty (20) days after the ROFR Notice, and shall elect as follows: (i) that the Company (with KKR LP and KSL LP deciding on behalf of the Company) will exercise its ROFR and will acquire the Strategic Interests for an amount payable in cash to the Strategic Partners equal to the Strategic ROFO/Sale Price Formula and the resulting proceeds (with no reduction for taxes and no further reduction for duplicated items) distributed in accordance with Section 5.1(c); (ii) that KKR LP and KSL LP, on behalf of themselves, will exercise the ROFR, in which case each of KKR LP and KSL LP shall acquire or assign to a third party, in whole or in part, their pro rata share, in accordance with their Class A Percentage Interests, of the Strategic Interests, for an amount payable in cash to the Strategic Partners equal to the Strategic ROFO/Sale Price Formula and the resulting proceeds (with no reduction for taxes and no further reduction for duplicated items) distributed in accordance with Section 5.1(c); or (iii) either KKR LP or KSL LP will exercise the ROFR, and such party shall acquire or assign to a third party, in whole or in part, the Strategic Interests, for an amount payable in cash to the Strategic Partners equal to the Strategic ROFO/Sale Price Formula and the resulting Sales Proceeds (with no reduction for taxes and no further reduction for duplicated items) distributed in accordance with Section 5.1(c). The closing of any of the ROFR exercises described in this Section 8.8(c) shall occur on the date the closing was to occur in the Contract, but no earlier than fifty (50) days from the date of the ROFR Notice.

(d) If the sale of the Property fails to occur within one hundred and eighty (180) days of the date the Strategic ROFO/Sale Notice was delivered (the “Strategic 180-Day Period”), or the ROFR Notice described above is not timely delivered, the closing of the purchase and sale of the Strategic Interests pursuant to Section 8.8(a) shall occur within fifteen (15) days following the expiration of the Strategic 180-Day Period. In the event the Company has the right to sell the Property, and the Company elects to exercise its right of first refusal, KKR LP, the Company and KSL LP will bear the cost of any commercially reasonable break up fee payable to the potential buyer pursuant to the Contract.

Section 8.9 Additional Put Right Procedures. Notwithstanding the provisions of Sections 8.6 and 8.7, the following provisions shall apply to a KSL LP Put Right or a KKR Partners Put Right:

(a) If either KSL LP or the KKR Partners exercise their respective Put Rights, the other Class A Partner shall have fifteen (15) days from the date of receipt of notice of such exercise to exercise its Put Right, failing which it shall not be entitled to exercise its Put Right until the one year anniversary of the date such notice was received (the “Put Black-Out Period”); provided, however, that notwithstanding its failure to so exercise the KSL LP Put Right, KSL LP may nonetheless exercise the KSL LP Mini Put Right during the Put Black-Out Period. The General Partner, on behalf of the Company, shall decide within thirty (30) days of the fifteen (15) day period described in this Section 8.9 whether to honor the Put Rights or to sell the Property.

(b) If the exercise of the KSL LP Put Right and the KKR Partners Put Right would, in the commercially reasonable judgment of the Strategic Partners, cause Strategic Hotel Capital, Inc. to be required to consolidate the ownership of its investment in the Company on Strategic Hotel Capital, Inc.’s books for GAAP accounting purposes, the Strategic Partners shall have one hundred eighty (180) days, rather than ninety (90) days, to consummate the Put Right if they have not otherwise elected to sell the Property in lieu of honoring the Put Right. In such event, the KSL LP Put Price or the KKR Partners Put Price, as applicable, shall be determined as of the date of delivery of the KSL LP Put Notice or the KKR Partners Put Notice, as applicable.

Section 8.10 Closing Mechanics. All closings of any purchase and sale of Partnership Interests and/or DC Corp Shares, as applicable, by and among the Company and/or the Partners under this Article 8 will be held at the Company’s principal office. On or prior to any closing under this Article 8, the selling party and/or its Affiliates shall receive a release from any existing guarantees given by the selling party with respect to the Transferred Partnership Interest. At the closing, the Company and/or the purchasing party, as applicable, shall agree to indemnify and hold harmless the selling party with respect to any future liabilities it may incur as a result of its having been a Partner (other than any liabilities arising out of the selling party’s gross negligence or willful misconduct) and the selling party agrees to make customary representations and warranties as to the ownership of its Partnership Interest and/or DC Corp Shares, as applicable, and the due authorization, execution and delivery of any documents executed in connection with such sale.

ARTICLE 9.

ADMISSION OF ASSIGNEES

Section 9.1 Rights of Assignees. The Assignee of a Partnership Interest has no management or voting rights and, unless the Assignee is a Permitted Transferee, no right to become a Partner. The Assignee’s only rights are the Economic Interest allocable to the Transferred Partnership Interest.

Section 9.2 Admission of Assignee as a Partner. An Assignee shall be admitted as a Partner with all rights of the Partner who initially Transferred the Partnership Interest to the Assignee, but only if (i) the Partner who initially Transferred the Partnership Interest so provides in the instrument of Transfer, (ii) the Assignee agrees in writing to be bound by the provisions of this Agreement, and (iii) subject to Section 9.3, the Class A Partners consent in writing to the admission of the Assignee as a Partner. Each Class A Partner shall have the right to give or withhold its consent to the admission of the Assignee as a Partner in such Class A Partner’s sole and absolute discretion. An Assignee who is admitted as a Partner shall have all the rights and powers and be subject to all the restrictions and liabilities of the Partner who originally Transferred the Partnership Interest. The admission of the Assignee as a Partner, without more, shall not release the Partner who originally Transferred the Partnership Interest from any liability to the Company that exists before such admission.

Section 9.3 Admission of Permitted Transferee as Partner. A Permitted Transferee to whom a Partnership Interest is Transferred or a Person to whom a Partnership Interest has been transferred pursuant to (x) a Corporate Transaction Transfer or (y) any Transfer made pursuant to the terms of Article 8, including, without limitation, Transfers made pursuant to the exercise of Put Rights, the Strategic Partners ROFO/Sale Right or the ROFR pursuant to Sections 8.6 through 8.9 (other than an Assignee of an Economic Interest pursuant to a One-Third Transfer) shall be admitted as a Partner, without the necessity of obtaining the written consent of the other Partners, only if the conditions described in clauses (i) and (ii) of Section 9.2 are satisfied.

ARTICLE 10.

CONTRIBUTION EVENT; DEFAULT AND REMEDIES

Section 10.1 Events of Default, Contribution Event. Each of the events in (a) below shall be deemed to be and is referred to in this Agreement as a “Contribution Event” and each of the events in (b) through (d) shall be deemed to be and is referred to in this Agreement as an “Event of Default”:

(a) the failure by a Class A Partner to pay the Class A Partner’s share of an Additional Capital Contribution to the Company on or before the Due Date;

(b) a default by a Partner in performing or observing any of the provisions of this Agreement (other than those referred to in subsection (a) above or subsection (c) or (d) below, which events will not be remediable) which is not remedied by the Partner (i) within fifteen (15) days after the Nondefaulting Partner gives a written notice to the Defaulting Partner, specifying the default, or (ii) in the case of a default which cannot in good faith be cured within fifteen (15) days, within such additional period, if any, as may be reasonably required by the Defaulting Partner to cure the default in good faith provided that the Defaulting Partner commences the curing of the same within the fifteen (15)-day period (it being intended that, in connection with any default which is not susceptible of being cured in good faith within fifteen (15) days, the time within which the Defaulting Partner is required to cure the default shall be extended for such additional period as may be reasonably necessary to cure the default in good faith but in no event shall such additional period exceed ninety (90) days);

(c) Transfer by a Partner of the Partner’s Partnership Interest in a manner not permitted by Article 8;

(d) the taking of any of the following actions by a Partner (with respect to such Partner) pursuant to or within the meaning of Title 11, Federal Bankruptcy Code (11 U.S.C.A.) or any similar federal or state law for the relief of debtors (“Bankruptcy Law”):

(i) commencing a voluntary case;

(ii) consenting to the entry of an order for relief against the Partner in an involuntary case;

(iii) consenting to the appointment of a receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law (a “Custodian”) of the Partner or for all or substantially all of the Partner’s property;

(iv) making a general assignment for the benefit of the Partner’s creditors; or

(v) the entry by a court of competent jurisdiction of an order or decree under any Bankruptcy Law that:

(A) is for relief against a Partner in an involuntary case, which order or decree remains unstayed and in effect for ninety (90) days,

(B) appoints a Custodian of the Partner for all or substantially all of its property, which order or decree remains unstayed and in effect for ninety (90) days,

(C) orders the liquidation of the Partner, which order or decree remains unstayed and in effect for ninety (90) days,

If a Contribution Event or an Event of Default occurs, the Non-Contributing Partner or the Nondefaulting Partner, as the case may be, shall have the applicable remedies set forth in Sections 10.2 or 10.4.

Section 10.2 Percentage Interest Adjustment upon the Occurrence of a Contribution Event. If a Contribution Event described in Section 10.1(a) occurs, any Contributing Partner shall have the option, but without imposing on it the obligation, to contribute that portion of the Additional Capital Contribution which the Non-Contributing Partner was obligated, but failed, to contribute (and if more than one Contributing Partner exercises such option, or any other right or option under this Article 10, such option or right shall be exercised by each Contributing Partner, pro rata in accordance with their respective Percentage Interests, or in such other manner as they may determine, and the term “Contributing Partner” as used in this Article 10 shall mean the aggregate of such Contributing Partners who exercise such right or option). The option shall be exercised by giving written notice to the Non-Contributing Partner within sixty (60) days after the occurrence of the Contribution Event. If any portion of the Non-Contributing Partner’s share of such Additional Capital Contribution is not so contributed by the Contributing Partner, the Contributing Partner shall have the authority to admit one or more new Persons as limited partners (subject to the provisions of Section 8.2(a) through Section 8.2(g)) who shall purchase a Partnership Interest determined in accordance with clauses (i) and (ii) below by making a Capital Contribution to the Company in immediately available funds. If the Contributing Partner(s) and/or the new Partner contribute the Non-Contributing Partner’s share of such Capital Contribution (as well as the Contributing Partner’s own share), the Percentage Interest of the Non-Contributing Partner shall be decreased such that, immediately after such decrease, the Percentage Interest of the Non-Contributing Partner shall be a percentage equal to the Percentage Interest immediately prior to such decrease, less a percentage expressed as a fraction, the numerator of which is one hundred fifty percent (150%) multiplied by the amount of the Additional Capital Contribution that such Non-Contributing Partner failed to contribute (but not below zero), and the denominator of which is the aggregate amount of the Nominal Capital Contributions made by all of the Class A Partners prior to or as of such default, and concomitantly, the Percentage Interest of each of the Contributing Partners who contribute all or a portion of the Non-Contributing Partner’s share, or of a new Partner who contributes all or a portion of such share shall be increased or established, as the case may be, by the same amount (if there is more than one Contributing Partner or there is a Contributing Partner and a new Partner, the Percentage Interests of such Partners shall be increased or established, as the case may be, by a pro rata amount, in accordance with each party’s contribution, of the decrease calculated in accordance with this Section 10.2).

Section 10.3 Obligations of Defaulting or Non-Contributing Partner Continue. A Class A Partner who is a Non-Contributing or Defaulting Partner shall continue to be obligated to make Additional Capital Contributions pursuant to Section 4.3.

Section 10.4 Event of Default; Violation of Section 6.4.

(a) If there shall at any time be an Event of Default, then any Nondefaulting Partner shall have all rights and remedies available at law or in equity.

(b) If there shall at any time be a violation or an attempted violation of any of the provisions of Section 6.4 hereof and any rights thereby granted, then any

Nondefaulting Partner shall, in addition to all rights and remedies at law or in equity, be entitled to a decree or order restraining such violation; it being hereby acknowledged and agreed that damages at law will not be an adequate remedy for a breach or violation of the provisions set forth in Section 6.4.

ARTICLE 11.

[intentionally omitted]

ARTICLE 12.

[intentionally omitted]

ARTICLE 13.

CONFIDENTIALITY

Section 13.1 In General. The terms of this Agreement, and all other business, financial or other information relating directly to the conduct of the business and affairs of the Company or the relative or absolute rights or interests of any of the Partners (collectively, the “Confidential Information”) that has not been publicly disclosed pursuant to authorization by the Partners is confidential and proprietary information of the Company and the Partners, the disclosure of which would cause irreparable harm to the Company and the non-disclosing Partner(s). Accordingly, each Partner represents that it has not and agrees that it will not and will direct its members, shareholders, partners, directors, officers, agents, advisors and Affiliates not to, disclose to any Person any Confidential Information or confirm any statement made by third Persons regarding Confidential Information until the Company has publicly disclosed the Confidential Information pursuant to consent by the non-disclosing Partner and has notified each Partner that it has done so; provided, however, that any Partner (or its Affiliates) may disclose such Confidential Information (i) if required by applicable law or rule of any stock exchange, provided that before making any disclosure of Confidential Information required by law or rule of any stock exchange, such disclosing Partner will notify the other Partners and provide them with a copy of the proposed disclosure containing such Confidential Information and an opportunity to comment thereon before the disclosure is made, (ii) as reasonably necessary in connection with any transaction (including a Corporate Transaction Transfer) authorized pursuant to the terms of this Agreement, provided, however, that, prior to disclosing Confidential Information to any Persons pursuant to this clause (ii), the disclosing Partner shall cause such Persons to enter into appropriate confidentiality agreements committing them to keep such Confidential

Information confidential and (iii) in the case of KKR LP, KSL LP or their Affiliates, to their equity investors.

Section 13.2 Protection. Subject to the provisions of Section 13.1, each Partner agrees not to disclose any Confidential Information to any Person (other than a Person agreeing to maintain all Confidential Information in strict confidence or a judge, magistrate or referee in any action, suit or proceeding relating to or arising out of this Agreement or otherwise) or use any Confidential Information other than in connection with its performance under this Agreement, and to keep confidential all documents (including, without limitation, responses to discovery requests) containing any Confidential Information. Each Partner hereby consents in advance to any motion for any protective order brought by any other Partner represented as being intended by the movant to implement the purposes of this Article 13 provided that, if a Partner receives a request to disclose any Confidential Information under the terms of a valid and effective order issued by a court or governmental agency and the order was not sought by or on behalf of or consented to by such Partner, then such Partner may disclose the Confidential Information to the extent required if the Partner as promptly as practicable notifies each of the other Partners of the existence, terms and circumstances of the order, consults in good faith with each of the other Partners on the advisability of taking legally available steps to resist or to narrow the order, and if disclosure of the Confidential Information is required, exercises its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information that any other Partner designates. The cost (including, without limitation, attorneys’ fees and expenses) of obtaining a protective order covering Confidential Information designated by such other Partner will be borne by the Company.

Section 13.3 Statements Relating to Tax Treatment or Tax Structure. Notwithstanding anything to the contrary in the foregoing provisions of this Section 13 or elsewhere in this Agreement, any Partner (and any employee, representative or other agent of any Partner) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to any Partner relating to such tax treatment and tax structure; provided, however, that any such information and materials shall be kept confidential to the extent necessary to comply with any applicable securities laws. For purposes of the preceding sentence, the tax treatment and tax structure of the transactions contemplated by this Agreement shall not be deemed to include the identity of the Partners, the location of the Property or the amount of any Partner’s Capital Contributions. The foregoing authorization of disclosure is retroactively effective immediately upon commencement of the first discussions among the Partners regarding the transactions contemplated hereby, and the Partners aver and affirm that this tax disclosure authorization has been given on a date which is no later than 30 days from the first day that any Partner (or any employee, representative, or other agent of a Partner) first made or provided a statement as to the potential federal income tax consequences that may result from the transactions contemplated hereby.

Section 13.4 Survival. The covenants contained in this Article 13 will survive the Transfer of the Partnership Interests of any Partner, the termination of this Agreement and/or the dissolution of the Company.

ARTICLE 14.

DISSOLUTION OF COMPANY

Section 14.1 Events Causing Dissolution. The Company shall be dissolved and its affairs wound up upon the consent in writing by the Partners, acting unanimously, that the Company shall be dissolved.

The Company shall not be dissolved by the resignation, withdrawal, bankruptcy or dissolution of a Partner and the Company’s business shall continue pursuant to Section 17-801 of the Act. In the event of the withdrawal of the General Partner, within 90 days after such withdrawal, the Class A Limited Partners shall appoint, effective as of the date of the withdrawal, a replacement general partner or general partners for the Company by the affirmative vote of the Class A Limited Partners owning at least sixty percent (60%) of the total Percentage Interests of all Class A Limited Partners.

Section 14.2 Winding Up. If the Company is dissolved, the General Partner shall proceed with dispatch and without any unnecessary delay to sell or otherwise liquidate all property of the Company. Any act or event (including the passage of time) causing dissolution of the Company shall in no way affect the validity of, or shorten the term of, any lease, contract or other obligation entered into by or on behalf of the Company. The full rights, powers and authorities of the General Partner shall continue so long as appropriate and necessary to complete the process of winding up the business and affairs of the Company.

Section 14.3 Application of Assets in Winding Up. Except as otherwise provided in Section 14.1, upon the occurrence of an event described in Section 14.1, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with or not necessary to or appropriate for the winding up of the Company’s business and affairs. The General Partner (or in the event there is no general partner, any Partner elected by the Class A Partners owning at least sixty percent (60%) of the Percentage Interests of the Class A Partners) shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company’s liabilities and assets and the assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom, to the extent sufficient therefore, shall be applied and distributed in the following order:

(a) First, to pay any debts or liabilities of the Company, and then to pay any costs and expenses of winding up and terminating the Company; provided that any distributions made pursuant to this Section 14.3(a) shall be made first to the extent of remaining available Sales Proceeds and next to the extent of remaining available Net Cash Flow for the Fiscal Year in which the liquidation occurs;

(b) Second, to establish any reserves which the General Partner reasonably determines to be necessary to provide for any contingent or unforeseen liabilities or obligations of the Company; but at the expiration of such period of time as the General Partner determines to be advisable, the balance of the reserves remaining after the payment of such contingencies shall be distributed in the manner hereinafter provided in this Section 14.3; provided that any distributions made pursuant to this Section 14.3(b) shall be made first to the extent of remaining available Sales Proceeds and next to the extent of remaining available Net Cash Flow for the Fiscal Year in which the liquidation occurs;

(c) Thereafter, in accordance with Section 5.1(d) above.

Section 14.4 Negative Capital Accounts. In the event the Company is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), (x) distributions shall be made pursuant to this Article 14 to the General Partner and Limited Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2), and (y) if the General Partner’s Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all taxable years, including the taxable year during which such liquidation occurs), such General Partner shall contribute to the capital of the Company the amount necessary to restore such deficit balance to zero in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(3). Except as otherwise provided in Section 5.1(d), if any Limited Partner or its Assignee has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the taxable year during which such liquidation occurs), such Person shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. The Company has the right to retain any Distributions due a Partner to offset such Partner’s obligations hereunder.

Section 14.5 Termination. The Company shall terminate, except for the purpose of suits, other proceedings, and appropriate action as provided in the Act, when all of its property shall have been disposed of and the net proceeds and liquid assets, after satisfaction of liabilities to Company creditors, shall have been distributed among the Partners. The General Partner shall have authority to distribute any Company property discovered after dissolution, convey real estate, and take such other action as may be necessary on behalf of and in the name of the Company.

ARTICLE 15.

MISCELLANEOUS PROVISIONS

Section 15.1 Subsidiary Entities. The Partners acknowledge and agree that the Company intends to acquire its ownership interest in some or all of the Property through one or more subsidiary entities (the “Subsidiary Affiliates”), each of which is currently contemplated to be a limited partnership or a limited liability company that is substantially owned (directly or indirectly) by the Company, including Tenant. The Partners further acknowledge and agree that they shall each take such actions as are reasonably necessary or appropriate (subject to any conflicting covenants or restrictions in any Loan) to assure that the business and affairs of such subsidiary entities are carried out in a manner consistent with the economic and other business understandings of the Partners as set out in this Agreement. By way of example (and not by way of limitation), the General Partner, as the Person directly or indirectly acting on behalf of the general partners of the Subsidiaries, agrees that it will exercise its discretion with respect to the management of the Subsidiaries (including decisions with respect to the timing and amount of cash flow distributions to the beneficial owners of such Subsidiaries, and, ultimately, to the Company) in a manner consistent with the understandings of the Partners as set out in this Agreement, subject only to any conflicting covenants or restrictions under any Loan. Further, each Partner agrees that it shall not transfer its membership interests in any of the Subsidiary Affiliates (or in the constituent partners of the Subsidiary Affiliates) to any Person. In addition, for further clarity, references in this Agreement to any Partner’s Partnership Interest shall be deemed to refer to the entire beneficial interest of such Partner in the Company and each of its Subsidiary Affiliates. Finally, the Partners agree that the General Partner, as the sole member of the general partners of the Subsidiaries, may from time to time elect to delegate to the Hotel Manager the administration of any of the cash management accounts maintained by the Subsidiary Affiliates in connection with the Loans.

Section 15.2 Effect of Lease Termination on Hotel Management Agreement. The Partners acknowledge and agree that, if the lease of the Hotel to Tenant expires or is terminated at a time when the Hotel Management Agreement remains in effect, and provided that Tenant is not then entitled to terminate the Hotel Management Agreement, the Company or one of its Subsidiary Affiliates shall assume the obligations of the “Owner” under the Hotel Management Agreement or to enter into a new management agreement with Hotel Manager on the same terms and conditions as are then set forth in the Hotel Management Agreement, to the end that Hotel Manager’s rights and obligations under the Hotel Management Agreement shall not be modified or terminated as a result of the termination of the lease of the Hotel to Tenant.

Section 15.3 Amendment and Modification. This Agreement may not be amended or modified except by an instrument in writing signed by all of the parties hereto; provided, however, that an amendment (i) necessary in connection with the exercise of any Put Rights or (ii) that grants rights to a new Partner pursuant to Section 4.3(c) shall not require an instrument in writing signed by any Partner other than the General Partner.

Section 15.4 Parties in Interest. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each party hereto and their successors, assigns and transferees, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 15.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied, or mailed by registered or certified mail (return receipt requested), or sent by Federal Express or other recognized overnight courier, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to the General Partner, DC Corp or SHC LP, to:

Strategic Hotel Capital, Inc.

77 West Wacker

Suite 4600

Chicago, Illinois 60601

Facsimile: 312-658-5794

Attention: Laurence Geller

                 Paula Maggio

with a copy to:

Perkins Coie LLP

131 South Dearborn Street

Suite 1700

Chicago, Illinois 60603-5559

Facsimile: 312-324-9400

Attention: Phillip Gordon

(b) If to KSL LP, to:

c/o KSL Resorts

50-905 Avenida Bermudas

La Quinta, California 92253

Facsimile: 760-564-8003

Attention: General Counsel

with a copy to:

Squire, Sanders & Dempsey

Two Renaissance Square

40 North Central Avenue, Suite 2700

Phoenix, Arizona 85004

Facsimile: 602-253-8129

Attention: Richard F. Ross

(c) If to KKR LP, Recreation or DC Corp, to:

Kohlberg Kravis Roberts & Co.

9 West 57th Street

Suite 4200

New York, New York 10019

Facsimile: 212-750-0003

Attention: John Saer

                 Tagar Olson

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Facsimile: 212-455-2502

Attention: Gary Horowitz

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if telecopied, three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and one Business Day after the date of sending, if sent by Federal Express or other recognized overnight courier.

Section 15.6 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 15.7 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 15.8 Governing Law; Choice of Forum. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware (without giving effect to such State’s conflicts of laws principles). Each of the parties hereto hereby irrevocably consents, to the maximum extent permitted by law, that any action or proceeding relating to this Agreement or the transactions contemplated hereby shall be brought, at the option of the party instituting the action or proceeding, in any court of general jurisdiction in New Castle County, Delaware, in the United States District Court for the State of Delaware or in any state or federal court sitting in the area currently comprising the District of Delaware. Each of the parties hereto waives any objection that it may have to the conduct of any action or proceeding in any such court based on improper venue or forum non conveniens, waives personal service of any and all process upon it, and consents that all service of process may be made by mail or courier service directed to it at the address set forth herein and that service so made shall be deemed to be completed upon the earlier of actual receipt or ten days after the same shall have been posted. Nothing contained in this Section 15.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

Section 15.9 Public Announcements. Each Partner shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, except for statements required by law or by any listing agreements with any national securities exchange or the National Association of Securities Dealers, Inc., or made in disclosures filed pursuant to the Securities Act of 1933, as amended and the regulations thereunder or the Securities Exchange Act of 1934, as amended and the rules thereunder.

Section 15.10 Headings. The headings in this Agreement are for convenience of reference only and are not intended to be and shall not describe, interpret, define, or limit the scope, intent or extent of any of the provisions of this Agreement.

Section 15.11 Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

Section 15.12 Jury Trial Waiver. EACH PARTNER HEREBY WAIVES SUCH PARTNER’S RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS AGREEMENT AND THE BUSINESS RELATIONSHIP THAT IS BEING ESTABLISHED. THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY EACH PARTNER. EACH PARTNER ACKNOWLEDGES THAT NO PERSON HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR HAS TAKEN ANY ACTIONS WHICH IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. EACH PARTNER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTNER HAS ALREADY RELIED ON THIS

WAIVER IN ENTERING INTO THIS AGREEMENT AND EACH PARTNER WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTNER FURTHER ACKNOWLEDGES THAT EACH HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER.

Section 15.13 Attorneys’ Fees. In the event that a party hereto is required t incurred by the Company o take any action or retains legal counsel to enforce any of the provisions of this Agreement or seek damages for breach of this Agreement, the prevailing party shall be paid, in addition to all other sums that may be required to be paid, a commercially reasonable sum for the prevailing party’s attorneys’ fees and paralegal and related fees.

Section 15.14 Incorporation of Recitals. The recitals set forth above are incorporated and made a part of this Agreement as if fully set forth herein.

Section 15.15 LLC Conversion. The General Partner shall have the right to convert the form of organization of the Company from a limited partnership to a limited liability company at any time so long as the economic interests, and the other rights under this Agreement of the Class A Limited Partners and the Class B Limited Partners are unaffected by the conversion. The Class A Limited Partners and the Class B Limited Partners hereby agree to such conversion. The costs in connection with such conversion shall be borne by the Company.

Section 15.16 DC Corp REIT Elections. The Partners hereby acknowledge that DC Corp may elect to be treated as a (i) real estate investment trust (“REIT”) under Code Section 856, or (ii) taxable REIT subsidiary under Code Section 856(l), for any taxable year and succeeding taxable years. The Partners and all shareholders of DC Corp agree to cooperate with actions reasonably required to effectuate and qualify DC Corp as a REIT or taxable REIT subsidiary so long as (i) the economic interests, and the other rights under this Agreement of the Class A Limited Partners and the Class B Limited Partners are unaffected by the election and (ii) the Company shall not bear the costs of the election and such costs shall be borne by the DC Corp shareholders who benefit from such election.

Section 15.17 Shareholders of DC Corp. Recreation and SHC del Coronado, L.L.C., as shareholders in DC Corp, hereby acknowledge the provisions of this Agreement governing the relationship among those with economic interests in the Company and agree to abide by those principles in the governance of DC Corp. For example, transfers of DC Corp Shares shall only be permitted on the same terms as the Transfer of Partnership Interests pursuant to the provisions of Article 8 of this Agreement. Recreation and SHC del Coronado, L.L.C. agree to enter into a shareholders’ agreement reflecting the foregoing.

Section 15.18 Parallel Entities. If a Partner or its Affiliate exercises a Liquidity Event with respect to any Parallel Entity, such Partner or its Affiliate shall be obligated to consummate the corollary Liquidity Event in all Parallel Entities.

Section 15.19 Protective Actions. Notwithstanding any provision of this Agreement to the contrary, if any otherwise permitted action which may, or is required to, be taken, by the Company or a Partner under this Agreement would, in the commercially reasonable judgment of the Strategic Partners, (i) cause Strategic REIT to be required to consolidate the ownership of its investment in the Company on Strategic REIT’s books for GAAP accounting purposes, (ii) trigger a property tax reassessment of the Property or (iii) jeopardize Strategic REIT’s status as a real estate investment trust under the Code (a “Prohibited Result”), the Strategic Partners may cause the Company or the affected Partners to restructure or modify such action to the extent reasonably necessary to prevent the Prohibited Result, provided such modification or restructuring does not affect the economic interests and other rights under this agreement of the Class A Limited Partners and the Class B Limited Partners, including, without limitation, a triggering of a property tax reassessment. The costs in connection with such modification or restructuring shall not be borne by the Company but shall be borne solely by the General Partner or its Affiliates (other than the Company, the Subsidiaries, Subsidiary Affiliates or the Tenant).

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY; SIGNATURES APPEAR ON THE FOLLOWING PAGE.]

The undersigned parties have or caused to be signed this Amended and Restated Limited Partnership Agreement of the Company as of the day and year first above written.

GENERAL PARTNER:

SHC DEL GP, LLC, a Delaware limited liability company

By:	/s/ J. C. Cyr
Name: J. C. Cyr
Title: Senior Vice President

LIMITED PARTNERS:

SHC DEL LP, LLC, a Delaware limited liability company

By:	/s/ J. C. Cyr
Name: J. C. Cyr
Title: Senior Vice President

HDC DC CORPORATION, a Delaware corporation

By:	/s/ Nola Dyal
Name: Nola Dyal
Title: Vice President

KSL DC NEWCO, LLC, a Delaware limited liability company

By:	/s/ Steven S. Siegel
Name: Steven S. Siegel
Title: Vice President

DCORO HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Tagar Olson
Name: Tagar Olson
Title: Senior Vice President

Approved and Agreed to with respect to Sections 15.16 and 15.17:

HDC RECREATION HOLDINGS I, LLC, a Delaware limited liability company

By:	/s/ Nola Dyal
Name: Nola Dyal
Title: Vice President

SHC DEL CORONADO, L.L.C., a Delaware limited liability company

By:	/s/ J. C. Cyr
Name: J. C. Cyr
Title: Senior Vice President

EXHIBIT A

HOTEL PROPERTY DESCRIPTION

Real property in the City of Coronado, County of San Diego, State of California, described as follows:

Parcel A:

That portion of Parcel 1 of Parcel Map No. 13594, in the City of Coronado, County of San Diego, State of California, filed in the Office of the County Recorder of San Diego County On December 14, 1984 as instrument no. 84-466433 of Official Records, more particularly described as follows:

Commencing at the most Northeasterly corner of said Parcel 1 of Parcel Map 13594, said point being on the Southerly right-of-way of Orange Avenue, a variable width public street, said point also being the true point of beginning; thence along the Northeasterly line of said Parcel 1 and said Southerly right-of-way of Orange Avenue, South 44°24’36” East 160.20 feet (record, South 44°55’27” East); thence leaving said Northeasterly line and said Southerly right-of-way, South 37°32’36” West 178.83 (record, South 37°02’01” West); thence North 53°54’22” West 88.90 feet (record, North 54°24’57” West) to the beginning of a tangent 90.00 foot radius curve, concave Southerly, a radial line to which bears North 36°05’38” East; thence Northwesterly along the arc of said 90.00 foot radius curve, through a central angle of 43°58’51”, 69.08 feet (record, 69.09 feet); thence non-tangent from said curve, South 36°45’23” West 219.37 feet (record, South 36°14’48” West) to a point on the arc of a non-tangent 49.00 foot radius curve, concave Northeasterly, a radial line to which bears South 07°03’43” West; thence Westerly and Northwesterly along the arc of said 49.00 foot radius curve, through a central angle of 100°28’40”, 85.93 feet; thence non-tangent from said curve, North 72°27’35” West 14.49 feet; thence North 53°49’07” West 94.08 feet; thence South 36°10’53” West 7.67 feet; thence North 53°49’07” West 109.40 feet to the beginning of a tangent 130.00 foot radius curve, concave Northeasterly, a radial line to which bears South 36°10’53” West; thence Northwesterly along the arc of said 130.00 foot radius curve, through a central angle of 57°10’51”, 129.74 feet to a point on the arc of a tangent 1025.37 foot radius curve, concave Northerly, a radial line to which bears South 03°05’33” West; thence Easterly along the arc of said 1025.37 foot radius curve, through a central angle of 21°22’13”, 382.44 feet to a point of reverse curvature, of a non-tangent 408.34 foot radius curve, concave Southerly, a radial line to which bears North 18°11’31” West; thence Easterly along the arc of said 408.34 foot radius curve, through a central angle of 23°25’48”, 166.98 feet to the true point of beginning.

The above property is further shown and described as “Parcel A” in that certain Grant Deed-Lot Line Adjustment executed by CNL Hotel Del Partners, LP, a Delaware limited partnership, recorded December 6, 2005 as Document No. 2005-1048451 of Official Records.

Parcel B:

That portion of Parcel 2 of Parcel Map No. 13594, in the City of Coronado, County of San Diego, State of California, filed in the Office of the County Recorder of San Diego County on December 14, 1984 as instrument no. 84-466433 of Official Records, together with that portion of Block 2-A of Coronado Beach South Island, Map No. 376, in the City of Coronado, County of San Diego, State of California, filed in the Office of the County Recorder of San Diego County November 12, 1886, as shown on Record of Survey No. 5439, recorded April 18, 1960 as instrument no. 79843, Record of Survey No. 6857, recorded May 9, 1967 as instrument no. 65237 and Record of Survey No. 13724, recorded April 17, 1992 as instrument no. 1992-0225189, more particularly described as follows.

Commencing at the most Northeasterly corner of said Parcel 2 of Parcel Map 13594, said point being on the Southerly right-of-way of Orange Avenue, a variable width public street, said point also being the true point of beginning; thence along the Northeasterly line of said Parcel 2 and said Southerly right-of-way of Orange Avenue, South 44°24’36” East (record, South 44°55’27” East) 170.00 feet; thence leaving said Northeasterly line and said Southerly right-of-way, along the Easterly line of said Parcel 2, South 37°32’53” West (record, South 37°2’2” West) 69.18 feet; thence North 81°53’24” East (record, North 81°22’33” East) 25.00 feet; thence South 07°54’52” East (record, South 08°25’43” East) 236.10 feet; thence South 36°15’16” West (record South 35°44’25” West) 85.00 feet; thence South 53°44’44” East (record, South 54°15’35” East) 55.00 feet; thence South 36°15’16” West (record, South 35°44’25” East) 45.00 feet; thence North 53°44’44” West (record North 54°15’35” West) 55.00 feet; thence South 36°15’10” West (record, South 35°44’25” West) 91.66 feet; thence South 53°44’44” East (record, South 54°15’35” East) 181.94 feet; thence South 36°15’16” West (record, South 35°44’25” West) 120.39 feet; thence South 53°44’44” East (record, South 54°15’35” East 20.00 feet) 20.02 feet; thence South 36°15’18” West (record, South 35°44’27” West 85.00 feet) 84.98 feet; thence South 36°15’15” West (record, South 35°44’23” West) 47.00 feet; thence North 53°40’44” West (record, North 54°15’37” West 32.49 feet) 32.53 feet; thence South 36°12’00” West (record, South 35°41’09” West) 87.92 feet) 88.12 feet; thence South 81°11’25” West (record, South 80°40’34” West 14.56 feet) 14.67 feet; thence South 36°24’06” West (record, South 35°53’15” West 77.30 feet) 76.77 feet to the Southwesterly line of said Parcel 2; thence along said Southwesterly line, North 48°51’20” West (record, North 49°23’41” West 18.00 feet) 17.66 feet to an angle point in said Southwesterly line; thence North 38°43’14” West (record, North 39°15’35” West) 60.98 feet to an angle point in said Southwesterly line; thence North 49°23’14” West (record, North 49°55’35” West) 811.74 feet to the most Westerly corner of said Parcel 2. Said corner being on the Southeasterly line of Record of Survey Nos. 5439, 6857 and 13724; thence North 49°27’53” West 326.08 feet to a point on the Northwesterly line of Record of Survey Nos. 5439, 6857 and 13724; thence along said Northwesterly line, North 33°19’17” East (record, North 32°27’20” East ROS 5439) (record, North 32°50’ East ROS 6857 and 13724) 306.80 feet to a point on the arc of a non-tangent 145.00 foot radius curve, concave Northeasterly, a radial line to which bears South 78°22’59” West; thence Southeasterly along the arc of said 145.00 foot radius curve, through a central angle of 53°05’04”, 134.34 feet to a point of compound curvature of a tangent 500.00 foot radius curve, concave Northeasterly, a radial line to which bears South 48°31’57” West; thence Southeasterly along the arc of said 500.00 foot radius curve, through a central angle of 11°11’28”, 97.66 feet to a point of reverse curvature of a tangent 287.00 foot radius curve, concave Southwesterly, a radial line to which bears North

37°20’29” East; thence Southeasterly along the arc of said 287.00 foot radius curve, through a central angle of 23°39’42”, 118.52 feet; thence tangent from said curve, South 28°59’49” East 38.98 feet to the beginning of a tangent 233.00 foot radius curve, concave Southwesterly, a radial line to which bears North 61°00’11” East; thence Southeasterly along the arc of said 233.00 foot radius curve, through a central angle of 3°52’46”, 15.78 feet to said Southeasterly line of Record of Survey Nos. 5439, 6857 and 13724, said Southeasterly line also being a Northwesterly line of said Parcel 2; thence continuing along the arc of said 233.00 foot radius curve, through a central angle of 15°36’05”, 63.44 feet to a point of reverse curvature of a tangent 186.00 foot radius curve, concave Northeasterly, a radial line to which bears South 80°29’02” West; thence Southeasterly along the arc of said 186.00 foot radius curve, through a central angle of 49°17’30”, 160.02 feet; thence tangent from said curve, South 58°48’28” East 21.66 feet; thence North 36°10’53” East 76.43 feet; thence North 53°49’07” West 4.96 feet; thence North 36°10’53” East 30.03 feet; thence North 53°49’07” West 21.92 feet; thence North 36°10’53” East 35.61 feet; thence North 53°49’07” West 5.92 feet; thence North 36°10’53” East 43.67 feet; thence South 53°49’07” East 5.92 feet; thence North 36°10’53” East 26.08 feet; thence South 53°49’07” East 26.55 feet; thence North 36°10’53” East 56.15 feet; thence North 01°50’14” East 31.87 feet to a point on a Northwesterly line of said Parcel 2; thence along said Northwesterly line, North 36°45’28” East (record, North 36°14’48” East) 219.37 feet to the beginning of a non-tangent 90.00 foot radius curve, concave Southwesterly, a radial line to which bears North 07°53’13” West; thence along the arc of said 90.00 foot radius curve, through a central angle of 43°58’51”, 69.08 feet; thence tangent from said curve, South 53°54’22” East (record, South 54°24’57” East) 88.90 feet; thence North 37°32’36” East (record, North 37°02’01” East) 178.83 feet to the true point of beginning.

The above property is further shown and described as “Parcel B” in that certain Grant Deed-Lot Line Adjustment executed by CNL Hotel Del Partners, LP, a Delaware limited partnership, recorded December 6, 2005 as Document No. 2005-1048452 of Official Records.

Parcel C:

Parcels 3 and 4 of Parcel Map No. 13594, in the City of Coronado, County of San Diego, State of California, as per the map thereof filed in the Office of the County Recorder of San Diego County on December 14, 1984 as File No. 84-466433 of Official Records.

Parcel C1:

Nonexclusive easements for ingress and egress, parking and utility purposes, as set forth, conveyed and described in that certain document entitled “Declaration of Covenants, Conditions and Restrictions and Grant of Easements for Lot Line Adjustment Plat No. LLA2-05 Hotel Del Coronado and Termination of Reciprocal Parking Covenants” dated December 6, 2005, executed by and between CNL Hotel Del Partners, LP, a Delaware limited partnership and The City of Coronado, a municipal corporation, recorded December 6, 2005 as Document No. 2005-1048454 of Official Records.

APN: 537-630-32-00

EXHIBIT B

“BOOK-UP” TO PARTNERS’ CAPITAL ACCOUNTS

To be determined by the Partners subsequent to the Effective Date.

EXHIBIT C

ALLOCATION EXAMPLES

To be determined by the Partners subsequent to the Effective Date.

EXHIBIT D

ADJUSTED EBITDA CALCULATION

	Sample Calculation
($ in 000s)	Amount	% GRev
Resort Revenues
Existing Rooms	$69,025	43.2%
North Beach Rooms	7,104	4.4%
Food and Beverage - Outlet	29,026	18.2%
Food and Beverage - Banquets and Catering	26,699	16.7%
Retail	12,174	7.6%
Spa	5,184	3.2%
Membership Dues and Fees	538	0.3%
Recreation	847	0.5%
Telephone	754	0.5%
Parking	3,305	2.1%
Minor Operations	1,339	0.8%
Rents and Other Income	1,843	1.2%

Total Resort Revenues	$157,837	98.9%

Net Membership Cash Flow	1,829	1.1%

Total Gross Revenues	$159,665	100.0%

Operating Expenses
Existing Rooms	$12,140	7.6%
North Beach Rooms	1,173	0.7%
Food and Beverage	32,400	20.3%
Retail	7,913	5.0%
Spa	3,130	2.0%
Membership Dues and Fees	638	0.4%
Recreation	819	0.5%
Telephone	814	0.5%
Parking	667	0.4%
Minor Operations	953	0.6%
Rents and Other Income	202	0.1%

Total Operating Expenses	$60,849	38.1%

Gross Operating Income	$98,816	61.9%

Undistributed Expenses
General and Administrative	$7,472	4.7%
Sales and Marketing	5,984	3.7%
Utilities	2,515	1.6%
Repairs and Maintenance	4,516	2.8%

Total Undistributed Expenses	$20,487	12.8%

Gross Operating Profit	$78,329	49.1%

Fixed Charges
Property Taxes	$4,164	2.6%

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Property Insurance	1,956	1.2%

Total Fixed Charges	$6,120	3.8%

Management-Related Fees
Group Services Fees and Reimbursables	$2,235	1.4%
Base Management Fees	4,790	3.0%
Incentive Management Fees	2,049	1.3%

Total Management-Related Fees	$9,075	5.7%

Adjusted EBITDA	$63,135	39.5%

FOR CALCULATION OF IMF:
IMF THRESHOLD	$50,600
FFE RESERVE	6,387	4.0%
ADJUSTED NOI	58,797
INCENTIVE MANAGEMENT FEE	2,049	25.0%

EBITDA shall be calculated in accordance with generally accepted accounting principles in effect on the date of this Agreement.

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EXHIBIT E

NOMINAL CAPITAL CONTRIBUTIONS

Class A Partners	Nominal Capital Contribution
SHC del GP, LLC	$5.000
SHC del LP, LLC	$440.686
KSL DC Newco, LLC	$142.449
DCORO Holdings, LLC	$401.865
HdC DC Corporation	$10.000

Total	$1000.000

EXHIBIT F

HYPOTHETICAL EXAMPLE OF KKR PARTNERS PUT PRICE

Adjusted EBITDA as of the Put	$100 million
Debt:	$600 million
Actual Closing Costs:	$10 million
KKR’s total interest:	40.7551%
KKR’s interest thru Blocker:	23.0678%
KKR’s interest outside Blocker:	17.6882%

Put Price Formula	= (10.25 x 100) – 600 – 10 = $415 million

KKR’s Put Price	= (415 x 40.7551%) – (100 x 23.0678%) =

= 169.1337 – 23.0678 = $146.0659

Note: the net effect of this formula for KKR is to reduce the put price by 1 times 23.0678% of Adjusted EBITDA (9.25 v. 10.25)

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